UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2009

EMAZING INTERACTIVE, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
333-138111 (Commission File Number)	20-4672080 (IRS Employer Identification No.)

No.3 Min Zhuang Road, Building 6,
Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195
(Address of principal executive offices and zip code)

+86-10-51600828
(Registrant’s telephone number, including area code)

101 C North Greenville, Suite 255, Allen, Texas 75002
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form 8-K that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Registrant’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Registrant believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Registrant’s current expectations and are subject to certain risks, uncertainties and assumptions. The Registrant’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Registrant on the date hereof, and the Registrant assumes no obligation to update any such forward-looking statements.

Item 1.01 Entry into a Material Definitive Agreement

On June 26, 2009 (the “Closing Date”), Emazing Interactive, Inc., (the "Registrant") entered into a Share Exchange Agreement (the “Exchange Agreement”), with (i) China Net Online Media Group Limited, a company organized under the laws of British Virgin Islands (“China Net”), (ii) China Net’s shareholders, Allglad Limited, a British Virgin Islands company (“Allglad”), Growgain Limited, a British Virgin Islands company ("Growgain"), Rise King Investments Limited, a British Virgin Islands company (“Rise King BVI”), Star (China) Holdings Limited, a British Virgin Islands company (“Star”), Surplus Elegant Investment Limited, a British Virgin Islands company (“Surplus”), Clear Jolly Holdings Limited, a British Virgin Islands company (“Clear” and together with Allglad, Growgain, Rise King BVI, Star and Surplus, the “China Net Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China Net (the “China Net Shares”) and (iii) G. Edward Hancock, the principal stockholder of the Registrant. Pursuant to the terms of the Exchange Agreement, the China Net Shareholders transferred to us all of the China Net Shares in exchange for the issuance of 13,790,800 shares (the “Shares”) of our common stock (the “Share Exchange’).  As a result of the Share Exchange, we are now a holding company, which through certain contractual arrangements with operating companies in the PRC, is engaged in providing advertising, marketing and communication services to small and medium companies in China.

Immediately prior to the Share Exchange, we cancelled and retired 4,400,000 shares of our issued and outstanding common stock (the “Cancelled Shares”) (reducing our issued and outstanding shares to 1,383,500), and issued 600,000 shares of our common stock in the aggregate to certain third parties in consideration for services rendered (resulting in 1,983,500 shares of issued and outstanding common stock immediately prior to the Share Exchange).  A cash amount of $300,000, previously deposited by us into an escrow account pursuant to the Escrow Agreement attached hereto as Exhibit 2.2 was paid to Edward Hancock, our former majority shareholder and owner of the Cancelled Shares, as consideration for cancelling the Cancelled Shares in connection with the Share Exchange.  As a result of the cancellation of the Cancelled Shares, the share issuance described above, and the Share Exchange, we had 15,774,300 shares issued and outstanding following the Share Exchange.

Pursuant to the terms of the Exchange Agreement, we agreed to change our corporate name to “China Net Online Holdings, Inc.”  We expect the name change to occur on or before July 30, 2009.

In connection with the Share Exchange, we entered into a Registration Rights Agreement dated June 26, 2009 by and among the Registrant and certain of our stockholders signatory thereto.  Pursuant to the Registration Rights Agreement, we agreed to provide those stockholders signatory thereto, for a 90-day period from the date of signing, piggyback registration rights under the Securities Act of 1933, as amended, on a portion of their shares.  In the event that we do not file such registration statement within the 90-day period, the stockholders holding a majority of the securities registrable under the Registration Rights Agreement will have a demand registration right. There are no other penalties or liquidated damages (in securities of the Registrant, cash or otherwise) as a result of the Registrant not successfully filing a registration statement within the 90-day period or pursuant to the terms of the demand.

Copies of the Exchange Agreement, the Escrow Agreement and the Registration Rights Agreement are incorporated by reference and are filed as Exhibits 2.1, 2.2 and 4.1, respectively, of this Form 8-K. The description of the transactions contemplated by the Exchange Agreement, the Escrow Agreement and the Registration Rights Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the China Net Shares in exchange for the issuance of the Shares to the China Net Shareholders resulting in China Net becoming our wholly-owned subsidiary.  As a result, we are now a holding company, which through certain contractual arrangements with operating companies in the PRC, is engaged in providing advertising, marketing and communication services to small and medium companies in China.

Business

Business Overview

We are one of China’s leading full-service media development and advertising platform for the small and medium enterprise (the “SME”) market.  We are a service oriented business that leverages proprietary advertising technology to prepare and publish rich media enabled advertising campaigns for clients on the Internet and on television. Our goal is to strengthen our position as the leading diversified media advertising provider in China.  Our multi-platform advertising network consists of the website www.28.com (“28.com”), our Internet advertising portal, China-Net TV, our TV production and advertising unit, and our newly launched bank kiosk advertising unit, which is primarily used as an advertising platform for clients in the financial services industry.  Using proprietary technology, we provide additional services as a lead generator.  We also have pursued a strategy as a re-seller of Internet and television advertising space that we purchase in bulk.

We provide services to over 500 clients, principally comprised of SMEs, in a variety of industries.  Our media campaign service consist of both Internet and television advertising, thereby allowing each of our clients maximum advertising exposure.  Through 28.com, companies and entrepreneurs are able to advertise their products, services and business opportunities.  28.com is a tool for our clients featuring lead generation, advanced tracking, search engine optimization, resource scheduling, content management and ad campaign management tools.  It allows our customers to build sales channels and develop relationships directly with sales agents, distributors, resellers and/or franchisees. It also functions as a one-stop destination for end-users seeking new business opportunities.  Through China Net TV, we have in-house television productions and distribution capabilities.  We create and distribute television shows that are typically 10 or 20 minutes in length and broadcast on local television stations. Airtime is purchased in 40 minute blocks which air two to four segments each.  The television shows are comprised of advertisements, similar to infomercials, but include promotions for several clients during the allotted time. We have also commenced production, on a lesser scale, of web video advertisements for clients to be placed on 28.com.

In May 2008, we launched our newest business opportunity targeting banking customers.  In cooperation with the China Construction Bank, we placed 200 interactive kiosks in its branches throughout Henan Province.  Each kiosk has an LCD advertising display panel, which provides advertising targeted to bank customers. The kiosk also provides Internet access on a separate screen so that customers can perform basic on-line banking functions.

 We derive our revenue principally by:
•	charging our clients fixed monthly fees to advertise on 28.com;
•	charging productions fees for television and web video spots;
•	selling advertising time slots on our television shows and bank kiosks;
•	reselling Internet space and television space at a discount to the direct cost of any individual space or time slot, but at a mark-up to our cost due to purchase of these items in bulk; and
•	collecting fees associated with lead generation.

The five largest industries in terms of revenue in which our advertising clients operate are (1) food and beverage, (2) women accessories, (3) footwear, apparel and garments, (4) home goods and construction materials, and (5)environmental protection equipment.  Advertisers from these industries together accounted for approximately 79% of our revenue in 2008.

Since we commenced our current business operations in 2003, we have experienced significant growth in our network and in our financial results.  We generated total revenues of $21.5 million in 2008 compared to $7.6 million in 2007 and net income of $2.8 million in 2008 compared to a net loss of $0.2 million in 2007. As of the three months ended March 31, 2009, our total revenues increased significantly to US$9.8 million from US$1.5 million for the three months ended March 31, 2008.

Corporate Structure

Our current corporate structure is set forth below:

Rise King Investments Limited (BVI)
Star (China) Holdings Limited (BVI)
Surplus Elegant Investment Limited (BVI)
Allglad Limited (BVI)
Clear Jolly Holdings Limited (BVI)
47.13%
8.11%
11.91%
8.11%
8.11%
Emazing Interactive, Inc. (Nevada)
100%
16.63%
Shareholders owning less than 5%
China Net Online Media Group Limited (BVI)
100%
CNET Online Technology Limited (Hong Kong)
Overseas
PRC
100%
Rise King Century Technology Development (Beijing) Co., Ltd. (PRC)
VIE
VIE
Business Opportunity Online (Beijing) Network Technology Co., Ltd. (PRC)
Beijing CNET Online Advertising Co., Ltd. (PRC)
51%
Shanghai Borongdingsi Computer Technology Co., Ltd. (PRC)

Company Background

We were incorporated in the State of Texas in April 2006 and re-domiciled to become a Nevada corporation in October 2006. From the date of our incorporation until June 26, 2009, when we consummated the Share Exchange, our business development activities were primarily concentrated in web server access and company branding in hosting web based e-games.

 Our wholly owned subsidiary, China Net Online Media Group Limited was incorporated in the British Virgin Islands on August 13, 2007 (“China Net”).  On April 11, 2008, China Net became the parent holding company of a group of companies comprised of CNET Online Technology Limited, a Hong Kong company (“China Net HK”), which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the People's Republic of China (“Rise King WFOE”).  We refer to the transactions that resulted in China Net becoming an indirect parent company of Rise King WFOE as the “Offshore Restructuring.” We operate our business in China primarily through Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online ”), and Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”).  Business Opportunity Online, Beijing CNET Online and Shanghai Borongdingsi, were incorporated on December 8, 2004, January 27, 2003 and August 3, 2005, respectively.  From time to time, we refer to them collectively as the “PRC Operating Entities.”

Shanghai Borongdingsi is owned 51% by Beijing CNET Online.  Beijing CNET Online and Shanghai Borongdingsi entered into a cooperation agreement in June 2008, and subsequently a supplementary agreement in December 2008, to conduct e-banking advertisement business. The business is based on an e-banking cooperation agreement between Shanghai Borongdingsi and Henan provincial branch of China Construction Bank which allows Shanghai Borongdingsi or its designated party to conduct indoor advertisement business within the business outlets throughout Henan Province. The e-banking cooperation agreement has a term of eight years starting August 2008. However, Shanghai Borongdingsi was not able to conduct the advertisement as a stand-alone business due to the lack of an advertisement business license and supporting financial resources. Pursuant to the aforementioned cooperation agreements, Beijing CNET Online committed to purchase equipment, and to provide working capital, technical and other related support to Shanghai Borongdingsi.  Beijing CNET Online owns the equipment used in the kiosk business, is entitled to sign contracts in its name on behalf of the business, and holds the right to collect the advertisement revenue generated from the kiosk business exclusively until the recovery of the cost of purchase of the equipment. Thereafter, Beijing CNET Online has agreed to distribute 49% of the succeeding net profit generated from the e-banking advertising business, if any, to the minority shareholders of Shanghai Borongdingsi.

Restructuring

In October 2008, a restructuring plan was developed (the “Restructuring”).  The Restructuring was accomplished in two steps.  The first step was for Rise King WFOE to acquire control over Business Opportunity Online and Beijing CNET Online (collectively the “PRC Operating Subsidiaries”) by entering into a series of contracts (the “Contractual Agreements”), which enabled Rise King WFOE to operate the business and manage the affairs of the PRC Operating Subsidiaries. Both of the PRC Operating Subsidiaries at that time and currently are owned by Messrs. Handong Cheng, Xuanfu Liu and Ms. Li Sun (the “PRC Shareholders”). Messrs. Cheng and Liu, are now our Chief Executive Officer and Chief Operating Officer, respectively.  After the PRC Restructuring was consummated, the second step was for China Net to enter into and complete a transaction with a U.S. public reporting company, whereby that company would acquire China Net, China Net HK and Rise King WFOE, and control the PRC Operating Subsidiaries (the “China Net Companies”).

Legal Structure of the PRC Restructuring

The PRC Restructuring was effected in a manner so as not to violate PRC laws relating to restrictions on foreign ownership of businesses in certain industries in the PRC and the PRC M&A regulations.

The Foreign Investment Industrial Guidance Catalogue jointly issued by the Ministry of Commerce (“MOFCOM”) and the National Development and Reform Commission in 2007 classified various industries/business into three different categories: (i) encouraged for foreign investment, (ii) restricted to foreign investment, and (iii) prohibited from foreign investment.  For any industry/business not covered by any of these three categories, they will be deemed industries/business permitted to have foreign investment.  Except for those expressly provided restrictions, encouraged and permitted industries/business are usually open to foreign investment and ownership.  With regard to those industries/business restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership.

The business of the PRC Operating Subsidiaries falls under the class of a business that provides Internet content or information services, a type of value added telecommunication services, for which restrictions upon foreign ownership apply, which means Rise King WFOE is not allowed to do the business the PRC Operating Subsidiaries companies are currently pursuing.  Advertising business is open to foreign investment but one of the requirements is that the foreign investors of a WFOE shall have been carrying out advertising business for over three years pursuant to the Foreign Investment Advertising Measures as amended by MOFCOM and the State Administration of Industry and Commerce (“SAIC”) on August 22, 2008.  Rise King WFOE is not allowed to engage in the advertising business because its shareholder, China Net HK, does not meet such requirements.  In order to control the business and operations of the PRC Operating Subsidiaries, and consolidate the financial results of the two companies in a manner that does not violate current PRC laws, Rise King WFOE executed the Contractual Agreements with the PRC Shareholders and each of the PRC Operating Subsidiaries. The Contractual Agreements allow us through Rise King WFOE to, among other things, secure significant rights to influence the two companies’ business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% of the income earned by the PRC Operating Subsidiaries.  In return, Rise King WFOE provides consulting services to the PRC Operating Subsidiaries.  In addition, to ensure that the PRC Operating Subsidiaries and the PRC Shareholders perform their obligations under the Contractual Arrangements, the PRC Shareholders have pledged to Rise King WFOE all of their equity interests in the PRC Operating Subsidiaries.  They have also entered into an option agreement with Rise King WFOE which provides that at such time that current restrictions under PRC law on foreign ownership of Chinese companies engaging in the Internet content or information services in China are lifted, Rise King WFOE may exercise its option to purchase the equity interests in the PRC Operating Subsidiaries directly.

Each of the PRC Shareholders entered into a share transfer agreement (the “Share Transfer Agreement”) with Mr. Yang Li, the sole shareholder of Rise King BVI, which is a 55% shareholder of China Net. The PRC Shareholders have been granted the incentive options for the contributions that they have made and will continue to make to Rise King BVI. Under the Share Transfer Agreements Mr. Li granted to each of the PRC Shareholders an option to acquire, in the aggregate 10,000 shares of Rise King BVI, representing 100% of the issued and outstanding shares of Rise King BVI, provided that certain financial performance thresholds were met by the China Net.  The Share Transfer Agreement was formalized and entered into on April 28, 2009.  Subject to registering with the State Administration of Foreign Exchange (SAFE) prior to the exercise and issuance of the Option Shares under the Share Transfer Agreements, which is an administrative task,  there is no prohibition under PRC laws for the PRC Shareholders to earn an interest in Rise King BVI after the PRC Restructuring is consummated in compliance with PRC law.

Pursuant to the Share Transfer Agreement, the Option Shares vest and become exercisable in one-third increments upon the China Net Companies attaining consolidated gross revenue performance targets for fiscal 2009, the six month period ended June 30, 2010 and the six month period ended December 31, 2010 of RMB 100 million, RMB 60 million and RMB 60 million. If the China Net Companies achieve the performance targets the exercise price will be $1.00 per share.  If the targets are not met, the exercise price shall increase to $2.00 per shares. Therefore, as of February 14, 2011, 100% of the Option Shares will be exercisable.

Share Exchange

On June 26, 2009, the goal of the Restructuring was realized when we entered into a share exchange agreement with China Net and the China Net Shareholders, pursuant to which we acquired 100% of the equity of the China Net Companies in exchange for the issuance of 13,790,800 shares of our Common Stock to the China Net Shareholders.  As a result of the Share Exchange we are a holding company which, now has operations based in the PRC.  Rise King BVI owns 47.13% of our Common Stock, and together with the other China Net Shareholders owns 87.43% of our Common Stock. Once the PRC Shareholders exercise all of their Options in Rise King BVI, Mr. Handong Cheng, Mr. Xuanfu Liu, and Ms. Li Sun will own approximately 21.68%, 16.97% and 8.48% of Rise King BVI, respectively.

Accounting Treatment of the Restructuring.

The Restructuring is accounted for as a transaction between entities under common control in a manner similar to pooling of interests, with no adjustment to the historical basis of the assets and liabilities of the PRC Operating Subsidiaries.  The operations of the Entities are consolidated as if the current corporate structure had been in existence throughout the period presented in the audited financial statements. The Restructuring is accounted for in this manner because pursuant to an Entrustment Agreement dated June 5, 2009 (the “Entrustment Agreement”) between Rise King BVI and the PRC Shareholders, Rise King BVI granted to the PRC Shareholders, on a collective basis, managerial control over each of the China Net Companies by delegating to the PRC Shareholders its shareholder rights, including the right to vote, and its rights to designate management of the China Net Company.  The Entrustment Agreement, together with the Contractual Arrangements demonstrate the ability of the PRC Shareholders to continue to control Business Opportunity Online and Beijing CNET Online, which are under our common control.

Below is a summary of the material terms of the Contractual Agreements.

Exclusive Business Cooperation Agreements

Pursuant to Exclusive Business Cooperation Agreements entered into by and between Rise King WFOE and each of the PRC Operating Subsidiaries in October 2008, Rise King WFOE has the exclusive right to provide to the PRC Operating Subsidiaries complete technical support, business support and related consulting services, which include, among other things, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Each PRC Operating Subsidiary has agreed to pay an annual service fee to Rise King WFOE equal to 100% of its audited total amount of operational income each year.  Each PRC Operating Subsidiary has also agreed to pay a monthly service fee to Rise King WFOE equal to 100% of the net income generated on a monthly basis. The payment and terms of payment are fixed to ensure that Rise King WFOE obtains 100% of the net income for that month, although adjustments may be made upon approval by Rise King WFOE to provide for operational needs. If at year end, after an audit of the financial statements of any PRC Operating Subsidiary, there is determined to be any shortfall in the payment of 100% of the annual net income, such PRC Operating Subsidiary must pay such shortfall to Rise King WFOE. Each agreement has a ten-year term, subject to renewal and early termination in accordance with the terms therein.

Exclusive Option Agreements

Under Exclusive Option Agreements entered into by and among Rise King WFOE, each of the PRC Shareholders, dated as of October 8, 2008, each of the PRC Shareholders irrevocably granted to Rise King WFOE or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interest in any PRC Operating Subsidiary for a purchase price of RMB 10 or a purchase price to be adjusted to be in compliance with applicable PRC laws and regulations. Rise King WFOE or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at the election of Rise King WFOE.

Equity Pledge Agreements

Under the Equity Pledge Agreements entered into by and among Rise King WFOE, the PRC Operating Subsidiaries and each of the PRC Shareholders, dated as of October 8, 2008, the PRC Shareholders pledge, all of their equity interests in  PRC Operating Subsidiaries to guarantee Beijing CNET Online’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Beijing CNET Online or any of the PRC Shareholders breaches his/her respective contractual obligations under this agreement, or upon the occurrence of one of the events regarded as an event of default under each such agreement, Rise King WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. The PRC Shareholders of the PRC Operating Subsidiaries agree not to dispose of the pledged equity interests or take any actions that would prejudice Rise King WFOE's interest, and to notify Rise King WFOE of any events or upon receipt of any notices which may affect Rise King WFOE's interest in the pledge. Each of the equity pledge agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Irrevocable Powers of Attorney

The PRC Shareholders have each executed an irrevocable powers of attorney, dated as of October 8, 2008, to appoint Rise King WFOE as their exclusive attorneys-in-fact to vote on their behalf on all PRC Operating Subsidiary matters requiring shareholder approval.  The term of each power of attorney is valid so long as such shareholder is a shareholder of the respective PRC Operating Subsidiary.

Cooperation Arrangement Allowing Beijing CNET Online to Acquire Profits of E-banking Advertising Business from Shanghai Borongdingsi

Cooperation Agreement and its Supplementary Agreement

Shanghai Borongdonsi is owned 51% by Beijing CNET Online.  Beijing CNET Online and Shanghai Borongdingsi entered into a cooperation agreement in June 2008, followed up with a supplementary agreement in December 2008, to conduct e-banking advertisement business. Pursuant to the cooperation agreements, Beijing CNET Online committed to purchase equipment, and to provide working capital, technical and other related support to Shanghai Borongdingsi.  Beijing CNET Online owns the equipment used in the kiosk business, is entitled to sign contracts in its name on behalf of the business, and holds the right to collect the advertisement revenue generated from the kiosk business exclusively until the recovery of the cost of purchase of the equipment.  Thereafter, Beijing CNET Online has agreed to distribute 49% of the succeeding net profit generated from the e-banking business, if any, to the minority shareholders of Shanghai Borongdingsi.  The cooperation arrangement is valid till December 2010.

Industry and Market Overview

Overview of the Advertising Market in China

China has the largest advertising market in Asia, excluding Japan.  According to ZenithOptimedia in 2007, China’s advertising market was the fifth largest in the world by media expenditure, which was approximately $15.4 billion, accounting for 15.6% of the total advertising spending in the Asia-Pacific region.  ZenithOptimedia also projected that the advertising market in China will be one of the fastest growing advertising markets in the world, at a CAGR of 12.8% from 2007 to 2011. By 2011, China is projected to account for 19.6% of the total advertising spending in the Asia-Pacific region.

The growth of China’s advertising market is driven by a number of factors, including the rapid and sustained economic growth and increases in disposable income and consumption in China. According to ZenithOptimedia, China was the third largest economy in the world in 2007 in terms of GDP, which amounted to US$3.1 trillion. According to the National Bureau of Statistics of China, the annual disposable income per capita in urban households increased from RMB 13,786 in 2007 to RMB 15,781 in 2008, representing an increase of 14.5%.

We believe the advertising market in China has significant potential for future growth due to relatively low levels of advertising spending per capita and as a percentage of GDP compared to more developed countries or regions. The following table sets forth the advertising spending per capita and as a percentage of GDP in 2007 in China compared to more developed countries or regions:

	Advertising Spending in 2007
	Per Capita (US$)	As a % of GDP

China	$11.62	0.5%
Hong Kong	438.63	1.5%
South Korea	206.71	1.0%
Japan	320.76	0.9%
Asia Pacific (weighted average)	29.98	0.8%
United States	586.11	1.3%
United Kingdom	419.79	0.9%
 Source: ZenithOptimedia (December, 2008)

Overview of the Internet Advertising Industry

According to ZenithOptimedia, the Internet is the only advertising medium that is expected to experience an increase in expenditures in 2009.  This growth is expected to stem primarily from the use of search engine, rich media, video and game embedded advertisements. The growth of Internet advertising is expected to be 11.3% in 2010 and 15.3% in 2011, and according to the  iResearch China Merchant Website Research Report, is expected to reach $5.8 billion in 2012.

The diagram below depicts annual size & growth of Chinese Internet advertising market from 2001 to 2012:

High Demand for the Internet Advertising in China

We believe that the Internet advertising market in China also has significant potential for future growth due to high demand from the rapid development of franchise and chain store business and the SMEs. According to the 2008 China Franchise Development Report by China Chain Store & Franchise Development Report, there were approximately 3,000 franchise enterprises and 260,000 chain stores in China by the end of 2007, and the number of franchise enterprises and chain stores is expected to increase to 4,000 and 320,000, respectively by 2010.

The development of the SME market is still in its early stages and since their sales channels and distribution networks are still underdeveloped, they are driven to search for new participants by utilizing Internet advertising.  The SMEs tend to be smaller, less-developed brands primarily focused on restaurants, garments, building materials, home appliances, and entertainment with low start-up costs within a range of $1,000-$15,000. The Chinese government has promulgated a series of laws and regulations to protect and promote the development of SMEs which appeals to entrepreneurs looking to benefit from the central government’s support of increased domestic demand.  SMEs are now responsible for about 60% of China's industrial output and employment of about 75% of urban Chinese workforce. SMEs are creating the most new urban jobs, and they are the main destination for workers laid-off from state-owned enterprises (SOEs) that re-enter the workforce.

Our Principal Products and Services

Our products and services include:

•	Bundled advertising campaign services, comprised of 28.com, our Internet advertising portal, and our television and web advertisement services;

•	Agency services, whereby we re-sell to our customers web advertising space on third-party Internet sites and television advertising space; and
•	In-bank advertising services conducted through our network of kiosks located in bank branches.

 Internet Advertising

We founded 28.com in 2003. 28.com is a leading Internet site for information about small business opportunities in China. It was one of the earliest entrants in this sector, allowing it to currently hold a 30% market share in China. Our revenue from 28.com is twice as big as our closest competitor, u88.cn. We have more than 500 long-term clients advertising business opportunities on the site.  The platform provides advertisers with the tools to build sales channels and develop relationships directly with sales agents, distributors, resellers and/or franchisees. 28.com has the following features which enable it to be an attractive platform for the advertisers:

•	Allows entrepreneurs interested in inexpensive franchise and business opportunities to find in-depth details about these opportunities in various industries;
•	Provides one-stop shopping for SMEs and entrepreneurs by providing customized services such as design, website setup, and advertisement placement through promoting; and
•	Bundles with 28.com video production, advanced traffic generation techniques and search-engine optimization.

28.com charges its clients fixed monthly fees for ad placements on its homepage at an average monthly price of $3,000. The site has more than 500 long term clients and the total revenue per month reaches approximately $1.5 million in 2008. This segment accounted for 52% of our revenue in 2008 and 100% of our revenue in 2007.

Television Advertising

As part of our media campaign services, for each client we produce and distribute television shows that are comprised of advertisements similar to infomercials, but include promotions for several clients during the allotted time.  Our clients pay us for editorial coverage and advertising spots. We are one of the larger producers of television shows of this nature in China, with an estimated total show time that is expected to reach 30,000 minutes in 2009 and 100,000 minutes in 2010. The shows produced by our TV unit are distributed during airtime purchased on the biggest national satellite television stations including CCTV, Hunan TV, Jiangxi TV, Shandong TV, Guangdong TV, Fujian TV, Guangxi TV, Mongolia TV, Yunnan TV, Tianjin TV and Heilongjiang TV. The brand of shows produced by us are entitled Gold List, Online Business Opportunities, The Charm of Wealth, Venture Express, Start and Run’s Road to Wealth. This segment accounted for 32.6% of our revenue in 2008.

Resale of Internet Advertising Resources

We resell to our clients sponsored search resources and advertising portal resources purchased from other portal websites. These websites include Baidu, Tengxun (QQ), Google, Sina, Sohu and other advertising clients. This segment accounted for 14.3% of our revenue in 2008.

Bank Kiosks

We operate our bank kiosk advertising network, launched in 2008, through  Shanghai Borongdingsi. We place our kiosk machines, which include a large, LCD advertising display, in bank branches to target banking patrons. We market our LCD display network to advertisers in the financial services and insurance industries. As of June 1, 2009, we had approximately 200 flat-panel displays placed in branches of China Construction Bank in Henan Province and 2,000 kiosks are expected to be placed in 17 cities by the end of 2009.  The kiosks are useful to the banks because, in addition to the LCD advertising display, they provide bank customers with free Internet access to on-line banking services, thereby potentially shortening wait times in branches for teller services.  We believe bank kiosks are a cost effective solution for advertisers because the interactive client interface captures information for follow up and also due to the ability to update content remotely.

Our client base for bank kiosk advertising includes, China Telecom, China Mobile, China Construction Bank. Ping An of China, China Unicom, China International Fund Management Co., Ltd., Toyota, PICC, Guangzhou Honda and Audi.

Our Competitive Strengths

Over our six year history, we believe that we have built a strong track record of significant competitive strengths such as:

Innovative Operations

•
Client-based innovation. Our services, which bundle for a set fee Internet ads, television shows and other services, including lead generation, simplifies the targeting process for our clients by allowing them to use one vendor for their Internet and television ad buys.

•
Target market innovation and expansion of audience base.  We believe that by offering multiple advertising media platforms, we enable advertisers to reach a wide range of consumers with complementary and mutually reinforcing advertising campaigns. We are better able to attract advertisers who want to reach targeted consumer groups through a number of different advertising media in different venues and at different times of the day.

 Strong Technological Advantages

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Award winning R&D team. We have a R&D team with extensive experience in China’s advertising and marketing industry. Bin Zhang, Vice President of China-Net TV, has been actively engaged in technology research and development in this area since 1998.

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Advanced campaign tracking & monitoring tools. We have deployed advanced tracking, search engine optimization, resource scheduling, content management and ad campaign management tools so as to achieve effective and efficient advertising effects.

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Valuable intellectual property. We have three copyright certificates and property rights for three software products in connection with the Internet advertising business which were developed by our research and development team.

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Experienced management team. We have an experienced management team. In particular, Handong Cheng, our founder, chairman and chief executive officer has over ten years’ experience in management. He demonstrated his entrepreneurship and business leadership by starting up our business and he has successfully grown our business to become a pioneer in online media marketing and advertising services. He also secured our status as the sole strategic alliance partner of China Construction Bank with respect to bank kiosk advertising. Zhige Zhang, our chief financial officer has over six years’ experience in software development and Internet ad technology.

 First Mover Advantages

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Early Market Entrant as a vertically integrated ad portal and Internet  agency.  We have over 4 years of operations as a vertically integrated ad portal and ad agency. We have 6 years of experience as an Internet advertising agency.  We commenced our Internet advertising services business in 2003 and was among the first companies in China to create a site and a business focused on Internet advertising. We rapidly established a sizeable nationwide network, secured a significant market share and enhanced awareness of our brand. Our early entry into the market has also enabled us to accumulate a significant amount of knowledge and experience in this nascent segment of the advertising industry.

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Early mover advantage in bank kiosk.  We are one of earlier advertising agents to have established an in-bank advertising network. We believe that the establishment of our in-bank kiosk gives us a competitive edge over competing networks as well as over many other forms of traditional advertising.

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Exclusive Strategic Partnership with Top Chinese banks.  In 2008, we entered into an eight-year strategic partnership with China Construction Bank to be its strategic partner in the establishment of a nationwide network of bank kiosks displaying our clients’ advertising on large LCD screens and providing bank customers with free internet access to on-line banking services. We pay for the kiosks and then provide them to China Construction Bank for free in exchange for the exclusive right to display advertising on the kiosks. We have already placed 200 kiosks at branches in Henan Province. We are also negotiating similar deals with Bank of Communications and Agricultural Bank of China. We believe exclusivity with the top Chinese banks will create higher barriers to entry for potential competitors.

Growth Strategy

Our objectives are to strengthen our position as the leading Internet advertising and marketing services and diversified media advertising network in China and continue to achieve rapid growth. We intend to achieve these objectives by implementing the following strategies:

Nationally Expand Our Bank Kiosk Platform

We intend to aggressively expand our bank kiosk platform in order to appeal to our financial industry advertisers and increase our revenues in this business line. To achieve this goal, we intend to increase the number of bank kiosks. We intend to aggressively enter into new strategic partnerships with other banks to achieve this result.

 Continue to Expand Internet Advertising through Adding New Modules into Our 28.com Network

We intend to add new modules into the 28.com site, such as customer relationship management (CRM), supply chain management and enterprise resources planning (ERP) systems in order to enhance the functionality of our Internet advertising network.

Leverage Our Integrated Platform to Increase Operational and Cross-selling Synergies

We plan to maximize opportunities for our business to increase both revenue and cost synergies. We intend to increase cross-selling by developing additional flexible, bundled advertising packages that allow advertisers to reach consumers by complementary and reinforcing media. At the same time, we intend to further leverage the existing elements of our integrated media platform to enhance the platform’s attractiveness to advertisers. Advertisers can launch a coordinated campaign across multiple media while enjoying cost savings from our bundling and volume discounts.

Promote Our Brand Name and Augment Our Service Offerings to Attract a Wider Client Base and Increase Revenues

Enhancing our brand name in the industry will allow us to solidify and broaden our client base by growing market awareness of our services and our ability to target discrete consumer groups more effectively than mass media. We believe the low cost of reaching consumers with higher-than-average disposable incomes through our network and our development of additional advertising media platforms and channels within our network can enable our customers to reach that goal. As we increase our advertising client base and increase sales, demand for and sale of time slots and frame space on our network will grow.

Our Advertising Clients; Sales and Marketing

Our Advertising Clients

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The quality and coverage of our network has attracted a broad base of advertising clients. As of June 1, 2009, more than 500 long term customers have purchased advertising time slots on our 28.com portal, China-Net TV and our bank kiosks. We derive all of our revenues from charging our clients fixed monthly fees to advertise on 28.com;

•	charging productions fees for television and web video spots;
•	selling advertising time slots on our television shows and bank kiosks;
•	reselling Internet space and television space at a discount to the direct cost of any individual space or time slot, but at a mark-up to our cost due to purchase of these items in bulk; and
•	collecting fees associated with lead generation.

For the year ended December 31, 2008, we derived 52.5% of our revenues from our Internet advertising and 32.6% from our TV advertising. There has generally been an 80% overlap between our 28.com and China Net TV customers.

The following table sets forth a breakdown of our revenue from Internet advertising by industry for the year ended December 31, 2008:

Industry	Percentage of total revenue
Food and beverage	25.0%
Women Accessories	9.0%
Footwear, apparel and garments	19.0%
Home Goods and Construction Materials	13.0%
Environmental Protection Equipment	13.0%
Cosmetic and Health Care	8.0%
Education Network	6.0%
Others	7.0%
Total	100.0%

Sales and Marketing

Sales and Marketing.  We employ an experienced advertising sales force. We provide in-house education and training to our sales force to ensure they provide our current and prospective clients with comprehensive information about our services, the advantages of using our advertising networks as marketing channels, and relevant information regarding the advertising industry.  We also market our advertising services from time to time by placing advertisements on television, and acting as sponsor to third-party programming as well as to our shows.

Market Research.  We believe our advertising clients derive substantial value from our ability to provide advertising services targeted at specific segments of consumer markets. Market research is an important part of evaluating the effectiveness and value of our business to advertisers. We conduct market research, consumer surveys, demographic analysis and other advertising industry research for internal use to evaluate new and existing advertising channels. We also purchase or commission studies containing relevant market study data from reputable third-party market research firms, iResearch Consulting Co., Ltd. We typically consult such studies to assist us in evaluating the effectiveness of our network to our advertisers. A number of these studies contain research on the numbers and socio-economic and demographic profiles of the people who visit our network.

Suppliers

 The primary hardware required for the operation of our business consists of servers and other firmware with which we operate 28.com, video production and editing equipment for our television programming, and components for our bank kiosks, including the LCD displays.  We also develop and install software in our displays to assist us with the configuration, editing and operation of our advertising content cycles. Maintaining a steady supply of these kiosks and their proprietary LCD displays is important to our operations and the growth of our advertising network. We purchase our television displays from third party manufacturers who build these components according to our specifications. We select component suppliers based on price and quality. As there are several other qualified alternative suppliers for our equipment, our obligation to our current suppliers is not exclusive. We have never experienced any material delay or interruption in the supply of our digital television displays.

We deploy advanced traffic generation techniques, search-engine optimization and other technologies that assist advertisers, advertising agencies and web publishers in creating and delivering Internet ads, monitoring and analyzing website traffic, tracking the performance of advertising campaigns and implementing direct marketing.

Research and Development

We intend to continue to optimize our Standard Operating Environment (“SOE”) technology in order to reduce cost and time to deploy, configure, maintain, support and manage computer servers and system. Whether or not we deploy newer technology will depend upon cost and network security. We also continue to develop proprietary software and systems in connection with the operation of and provision of services through 28.com to enhance ease of use. In addition, we focus on enhancing related software systems enabling us to track and monitor advertiser demands.

Intellectual Property

We have three software copyright certificates issued by the State Copyright Office of the PRC as below:

Name of Softwares	Registration Number
基于互联网广告效果投放综合监测及管理平台软件V1.0 Software V1.0 of General Monitoring and Management Platform on Internet Advertising Effect	2008SRBJ4073
基于效果的搜索引擎服务平台软件V1.0 Software V1.0 of Effect-based Search Engine Service Platform	2008SRBJ4084
基于互联网广告留言综合分析及管理平台软件V1.0 Software V1.0 of General Analysis and Management Platform on Internet Based Advertising Message	2008SRBJ4084

With this intellectual property, we can facilitate our provision of services that are in demand by the appropriate customers, and can track end users to help our customers assess and adjust their marketing strategies.

Competition

We compete with other advertising companies in China including companies that operate Internet advertising portals or television advertising media networks, such as u88.cn, 3158.com, 08.cn and 78.cn. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also compete for overall advertising spending with other alternative advertising media companies, such as  wireless telecommunications, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, magazines and radio.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in all material aspects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Property

The following table summaries the location of real property we lease. We do not own any real property.

Item	Address	Leased/Owned

1	No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC, 1st Floor	Leased

2	No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC, 2nd Floor	Leased

3	No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC, Basement	Leased

 Employees

As of June 1, 2009, we have 240 full-time employees, 96 of which are in sales and marketing, 48 in operations and support, 36 in management and 60 in technology and R & D.

We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

Generally we enter into a standard employment contract with our officers and managers for a set period of years and a standard employment contract with other employees for a set period of years. According to these contracts, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment with us. Furthermore, the employment contracts with officers or managers include a covenant that prohibits officers or managers from engaging in any activities that compete with our business for two years after the period of their employment.

Corporation Information

Our principal executive offices are located at No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC.  Our telephone number at this address is (86 10) 51600828 and its fax is (86 10) 51600328.

Government Regulation

The PRC government imposes extensive controls and regulations over the media industry, including on television, radio, newspapers, magazines, advertising, media content production, and the market research industry. This section summarizes the principal PRC regulations that are relevant to our lines of business.

Regulations on the Advertising Industry in China

Foreign Investments in Advertising

Under the Administrative Provision on Foreign Investment in the Advertising Industry, jointly promulgated by the SAIC and MOFCOM on March 2, 2004, or the 2004 Provision, foreign investors can invest in PRC advertising companies either through wholly owned enterprises or joint ventures with Chinese parties. Since December 10, 2005, foreign investors have been allowed to own up to 100% equity interest in PRC advertising companies. However, the foreign investors must have at least three years of direct operations outside China in the advertising industry as their core business. This requirement is reduced to two years if foreign investment in the advertising company is in the form of a joint venture. Such requirement is also provided similarly in the newly promulgated regulation that replaced the 2004 Provision as of October 1, 2008, except that according to the new regulation, the establishment of wholly foreign-owned advertising companies must be approved by the SAIC or its authorized provincial counterparts and provincial MOFCOM instead of the SAIC and MOFCOM only. Foreign-invested advertising companies can engage in advertising design, production, publishing and agency, provided that certain conditions are met and necessary approvals are obtained.

We have not engaged in direct operations outside China in the advertising industry as our core business. Therefore, our subsidiary in China, Rise King WFOE, is ineligible to apply for the required licenses for providing advertising services in China. Our advertising business is operated by Business Opportunity Online and Beijing CNET Online in China.  We have been, and are expected to continue to be, dependent on these companies to operate our advertising business. We do not have any equity interest in our PRC Operating Entities, but Rise King WFOE, receives the economic benefits of the same through the Contractual Arrangements.

We have been advised by our PRC counsel, that each of the Contractual Agreements complies, and immediately after the completion of the transactions contemplated herein, will comply with all applicable PRC laws and regulations and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations. However, there exist substantial uncertainties regarding the application, interpretation and enforcement of current and future PRC laws and regulations and its potential effect on its corporate structure and contractual arrangements. The interpretation of these laws and regulations are subject to the discretion of competent PRC authorities. There can be no assurance that the PRC regulatory authorities will not take a view different from the opinions of our PRC counsel and determine that its corporate structure and contractual arrangements violate PRC laws, rules and regulations. In the event that the PRC regulatory authorities determine in their discretion that our corporate structure and contractual arrangements violate applicable PRC laws, rules and regulations, including restrictions on foreign investment in the advertising industry in the future, We may be subject to severe penalties, including an order to cease its business operations.

Business License for Advertising Companies

On October 27, 1994, the Tenth Session of the Standing Committee of the Eighth National People’s Congress adopted the Advertising Law which became effective on February 1, 1995. According to the currently effective Advertising Law and its various implementing rules, companies engaging in advertising activities must obtain from the SAIC or its local branches a business license which specifically includes within its scope the operation of an advertising business. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. We have obtained such a business license from the local branches of the SAIC as required by existing PRC regulations. We do not expect to encounter any difficulties in maintaining the business license. However, if we seriously violate the relevant advertising laws and regulations, the SAIC or its local branches may revoke our business licenses.

Outdoors

The Advertising Law in China stipulates that the exhibition and display of outdoor advertisements must comply with certain requirements. It provides that the exhibition and display of outdoors advertisements must not:

•	utilize traffic safety facilities and traffic signs;
•	impede the use of public facilities, traffic safety facilities and traffic signs;
•	obstruct commercial and public activities or create an unpleasant sight in urban areas;
•	be placed in restrictive areas near government offices, cultural landmarks or historical or scenic sites; or
•	be placed in areas prohibited by the local governments from having outdoor advertisements.

In addition to the Advertising Law, the SAIC promulgated the Outdoor Advertising Registration Administrative Regulations on December 8, 1995, as amended on December 3, 1998 and May 22, 2006, which also governs the outdoor advertising industry in China. Under these regulations, outdoor advertisements in China must be registered with the local SAIC before dissemination. The advertising distributors are required to submit a registration application form and other supporting documents for registration. After review and examination, if an application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. The content, quantity, format, specifications, periods, distributors’ name, and locations of dissemination of the outdoor advertisement must be submitted for registration with the local SAIC. A change of registration with local SAICs must be effected in the event of a change in the distributor, the location of dissemination, the periods, the content, the format, or the specifications of the advertisements. It is unclear whether the SAIC, or any of its local branches in the municipalities and provinces covered by our network, will deem our business as outdoor advertising business, and thus require us to obtain the Outdoor Advertising Registration Certificate. If the PRC government determines that we were obligated to complete outdoor advertisement registration as an outdoor advertising network operator, we may be subject to administrative sanctions, including discontinuation of its business for failure to complete such registration.”

In addition, on December 6, 2007, the State Administration of Radio, Film and Television (“SARFT”) promulgated the December 2007 Notice pursuant to which the broadcasting of audio and visual programs, including news, drama series, sports, technology, entertainment and other programs, through radio and television networks, the Internet and other information systems affixed to vehicles and buildings and in airports, bus and railway stations, shopping malls, banks, hospitals and other outdoor public media would be subject to approval by the SARFT. The December 2007 Notice required the local branches of SARFT to investigate and record any organization or company engaging in the activities described in the December 2007 Notice without permission, to send written notices to such organizations or companies demanding their compliance with the December 2007 Notice, and to report the results of such investigations to SARFT by January 15, 2008. We have not yet received any notice from the SARFT or any of its local branches demanding compliance with the December 2007 Notice.  We may, however, be required to obtain an approval from SARFT under the December 2007 Notice, or may be required to remove entertainment programs from its advertising network.

Advertising Content

PRC advertising laws, rules and regulations set forth certain content requirements for advertisements in China including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceutical products, medical procedures, alcohol, tobacco, and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws or regulations, must be submitted to relevant authorities for content approval prior to dissemination.

Advertisers, advertising operators, including advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws, rules and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to verify that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for their advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements displayed on our media network. However, there can be no assurance that each advertisement displayed on our network complies with relevant PRC advertising laws and regulations. Failure to comply with PRC laws and regulations relating to advertisement content restrictions governing the advertising industry in China may result in severe penalties.

Regulation on Intellectual Property

Regulation on Trademark

The Trademark Law of the PRC was adopted at the 24th meeting of the Standing Committee of the Fifth National People’s Congress on August 23, 1982 and amended on February 22, 1993 and October 27, 2001. The Trademark Law sets out the guidelines on administration of trademarks and protection of the exclusive rights of trademark owners. In order to enjoy an exclusive right to use a trademark, one must register the trademark with the Trademark Bureau of the SAIC and obtain a registration certificate.

Regulation on Patents

The Patent Law of the PRC was adopted at the 4th Meeting of the Standing Committee of the Sixth National People’s Congress on March 12, 1984 and subsequently amended in 1992 and 2000. The Patent Law extends protection to three kinds of patents: invention patents, utility patents and design patents. According to the Implementing Regulations of the Patent Law, promulgated by the State Council of the PRC on December 28, 2002 and effective on February 1, 2003, an invention patent refers to a new technical solution relating to a product, a process or improvement. When compared to existing technology, an invention patent has prominent substantive features and represents notable progress. A utility patent refers to any new technical solution relating to the shape, the structure, or their combination, of a product. Utility patents are granted for products only, not processes. A design patent (or industrial design) refers to any new design of the shape, pattern or color of a product or their combinations, that create an aesthetic feeling and are suitable for industrial application. Inventors or designers must register with the State Intellectual Property Office to obtain patent protection. The term of protection is twenty years for invention patents and ten years for utility patents and design patents. Unauthorized use of patent constitutes an infringement and the patent holders are entitled to claims of damages, including royalties, to the extent reasonable, and lost profits.

Regulation on Copyright

The Copyright Law of the PRC was adopted at the 15th Meeting of the Standing Committee of the Seventh National People’s Congress on September 7, 1990 and amended on October 27, 2001. Unlike patent and trademark protection, copyrighted works do not require registration for protection in China. However, copyright owners may wish to voluntarily register with China’s National Copyright Administration to establish evidence of ownership in the event enforcement actions become necessary. Consent from the copyright owners and payment of royalties are required for the use of copyrighted works. Copyrights of movies or other audio or video works usually expire fifty years after their first publication. We believe that we are in compliance with the PRC regulations on copyright.

Regulations on Foreign Currency Exchange

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated on August 25, 2008 and various regulations issued by SAFE and other relevant PRC government authorities, the Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from SAFE or its local branch for conversion of the Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in Renminbi. Domestic companies or individuals can repatriate foreign currency payments received from abroad or deposit these payments abroad subject to applicable regulations that expressly require repatriation within certain period. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local branch. Foreign currencies received under current account items can be either retained or sold to financial institutions engaged in the foreign exchange settlement or sales business without prior approval from SAFE by complying with relevant regulations. Foreign exchange income under capital account can be retained or sold to financial institutions engaged in foreign exchange settlement and sales business, with prior approval from SAFE unless otherwise provided.

Our business operations, which are subject to the foreign currency exchange regulations, have all been in accordance with these regulations. We will take steps to ensure that our future operations are in compliance with these regulations.

Foreign Exchange Registration of Offshore Investment by PRC Residents

Pursuant to SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or Circular No. 75, issued on October 21, 2005 and effective on November 1, 2005, (i) a PRC resident, including a PRC resident natural person or a PRC company, shall register with the local branch of SAFE before it establishes or controls an overseas SPV for the purpose of overseas equity financing (including convertible debt financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident shall register his or her interest in the SPV and the change thereof with the local SAFE branch; and (iii) when the SPV undergoes a material event outside China, such as a change in share capital, or merger or acquisition, the PRC resident shall, within 30 days of the occurrence of such event, register such change with the local branch of SAFE. PRC residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006.  Such deadline has been further extended by the Circular 106.

Under Circular No. 75, failure to comply with the registration procedures set forth above may result in penalties, including restrictions on a PRC subsidiary’s foreign exchange activities in capital accounts and its ability to distribute dividends to the SPV. On May 29, 2007, SAFE issued Circular 106 as the implementing rules of Circular 75, which provides more detailed provisions and requirements for the registration procedures.

On December 25, 2006, the People’s Bank of China promulgated the “Measures for the Administration of Individual Foreign Exchange,” and on January 5, 2007, SAFE promulgated the implementation rules on those measures. These regulations became effective on February 1, 2007. Pursuant to these regulations, PRC citizens who are granted shares or share options by an overseas listed company according to its employee share option or share option plan are required, through a qualified PRC agent which may be the PRC subsidiary of such overseas listed company, to register with the SAFE and complete certain other procedures related to the share option or share option plan. Foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company must be remitted into a foreign currency account of such PRC citizen or be exchanged into Renminbi. In addition, Circular 106 requires a PRC resident to make the SPV filing together with the employee stock option filing. Moreover, the PRC resident is required to make an amendment to the previous filings when he or she exercises his or her employee stock options.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by PRC operating subsidiaries include the Company Law of the PRC (1993), as amended in 2006, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, PRC subsidiaries, including wholly owned foreign enterprises, or WFOEs, and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, its PRC significant subsidiaries, including WFOEs and domestic companies, are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends.

Tax

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress of PRC passed the Enterprise Income Tax Law of the People’s Republic of China, or EIT Law, which became effective on January 1, 2008. On November 28, 2007, the State Council at the 197th Executive Meeting passed the Regulation on the Implementation of the Income Tax Law of the People’s Republic of China, which became effective on January 1, 2008.  The EIT Law adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises) and revoked the existing tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that received preferential tax treatments granted by relevant tax authorities prior to the effectiveness of the EIT Law. Enterprises that were subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transit to the new tax rate within five years after the effective date of the EIT Law.

Under the EIT Law, enterprises are classified as either “resident enterprises” or “non-resident enterprises.” Pursuant to the EIT Law and the Implementation Rules, enterprises established under PRC laws, or enterprises established outside China whose “de facto management bodies” are located in China, are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate for their global income. According to the Implementation Rules, “de facto management body” refers to a managing body that in practice exercises overall management and control over the production and business, personnel, accounting and assets of an enterprise. Our management is currently based in China and is expected to remain in China in the future. In addition, although the EIT Law provides that “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” is exempted income, and the Implementation Rules refer to “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” as the investment proceeds obtained by a resident enterprise from its direct investment in another resident enterprise, however, it is unclear whether our circumstance is eligible for exemption.

Furthermore, the EIT Law and Implementation Rules provide that the “non-resident enterprises” are subject to the enterprise income tax rate of 10% on their income sourced from China, if such “non-resident enterprises” (i) do not have establishments or premises of business in China or (ii) have establishments or premises of business in China, but the relevant income does not have actual connection with their establishments or premises of business in China. Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between China and the jurisdictions in which its non-PRC shareholders reside. Under the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%. If China Net HK is considered to be a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered to be a “non-resident enterprise” under the EIT Law, the dividends paid to us by Rise King WFOE may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

We are in the process of evaluating the impact of the EIT Law on our results of operations. Any significant income tax expenses may have a material adverse effect on our net income in 2008 and beyond. Reduction or elimination of the financial subsidies or preferential tax treatments we currently enjoy or imposition of additional taxes on us or our subsidiary in China may significantly increase our income tax expense and materially reduce our net income.

Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC”), Ministry of Commerce (“MOC”), State Administration of Taxation (“SAT”), State-owned Assets Supervision and Administration Commission of the State Council, SAIC, and SAFE, jointly promulgated a rule entitled Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006, to regulate foreign investment in PRC domestic enterprises. The M&A Rules provide that the MOC must be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise and any of the following situations exist: (i) the transaction involves an important industry in China; (ii) the transaction may affect national “economic security”; or (iii) the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China. The M&A Rules also contain a provision requiring offshore SPVs formed for the purpose of the overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC issued a clarification that sets forth the criteria and procedures for obtaining any required approval from the CSRC.

To date, the application of the M&A Rules is unclear. Our PRC counsel, has advised us that:

•	the CSRC approval requirement applies to SPVs that acquire equity interests in PRC companies through share exchanges and cash, and seek overseas listings; and
•
based on their understanding of the current PRC laws, rules and regulations and the M&A Rules, unless there are new PRC laws and regulations or clear requirements from the CSRC in any form that require the prior approval of the CSRC for the listing and trading of any overseas SPV’s securities on an overseas stock exchange, the M&A Rules do not require that we obtain prior CSRC approval because:  (i) the Share Exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals; and (iii) we are owned or substantively controlled by foreigners.

However, the interpretation and application of the M&A Rules remain unclear, and the PRC government authorities have the sole discretion to determine whether the transaction is subject to the approval of the CSRC, especially when taking into consideration of the performance-based incentive option arrangement by way of the Share Transfer Agreements. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the transaction, we cannot predict how long it would take to obtain the approval. In addition, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative or other sanctions from these regulatory agencies.

Further, new rules and regulations or relevant interpretations may be issued from time to time that may require us to obtain retroactive approval from the CSRC in connection with the business combination. If this were to occur, our failure to obtain or delay in obtaining the CSRC approval for the business combination would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the business combination, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. New rules and regulations or relevant interpretations may require that we retroactively obtain approval from the CSRC in connection with the business combination. If this were to occur, our failure to obtain or delay in obtaining the CSRC approval for the transaction would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

The M&A Rules also established additional procedures and requirements expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. These rules may also require the approval from the MOC where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including MOC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

Risk Factors

Risks Related to Our Business

The recent global economic and financial market crisis has had and may continue to have a negative effect on the market price of our business, and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The recent global economic and financial market crisis has caused, among other things, a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, lower consumer and business spending, and lower consumer net worth, in the United States, China and other parts of the world. This global economic and financial market crisis has had, and may continue to have, a negative effect on the market price of our business, the volatility of which has increased as a result of the disruptions in the financial markets. It may also impair our ability to borrow funds or enter into other financial arrangements if and when additional founds become necessary for our operations. We believe many of our advertisers have also been affected by the current economic turmoil. Current or potential advertisers may no longer be in business, may be unable to fund advertising purchases or determine to reduce purchases, all of which would lead to reduced demand for our advertising services, reduced gross margins, and increased delays of payments of accounts receivable or defaults of payments. We are also limited in our ability to reduce costs to offset the results of a prolonged or severe economic downturn given our fixed costs associated with our operations. Therefore, the global economic and financial market crisis could have a material adverse effect on our business, financial condition, results of operations and cash flow. In addition, the timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not continue to be materially and adversely affected.

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

We began our Internet advertising service via 28.com in 2003, and entered into the TV production and advertising with China-Net TV in May 2008. Both the Internet and TV advertising platforms are targeting SME customers. The SME market in China is still in its early stages. In addition, we started our bank kiosk advertising service through Shanghai Borongdingsi for financial sector customers in 2008. Accordingly, our limited operating history and the early stage of development of the markets in which we operate makes it difficult to evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect  that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our Internet, TV and bank kiosk advertising platforms.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute is fair, accurate and in full compliance with applicable laws, rules and regulations. Although we comply with the requirements by reviewing the business licenses and the profiles of our clients, clients may post advertisements about business opportunities that are not legitimate over which we have no control. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for its advertising business operations.

In April 2009, CCTV reported a story that a franchised store advertised on 28.com turned out to be a scam, and the fraud victim asserted she joined the store because she trusted the website.  Per the PRC Advertising Law, Business Opportunity Online as the publisher of an advertisement has the obligation to check relevant documents and verify the content of the advertisement.  For commercial franchise business in China, the franchiser needs to file an application with the MOC or its local branches at http://txjy.syggs.mofcom.gov.cn/.  When a franchiser issues an advertisement through Business Opportunity Online, Business Opportunity Online checks the business license, the franchiser’s registration form, the trade mark certificate and other relevant documents to verify the content of the advertisement.  The Internet information services regulations and anti unfair competition regulations have similar requirements for Internet advertisement publishers.  Based on the laws and regulations above, there is no mandatory requirement that Business Opportunity Online bear any responsibility for the franchiser’s business activities, nor do we believe that a valid action or investigation can be brought by the consumer or the government against Business Opportunity Online based on the franchiser’s business activities.  Nevertheless, the possibility remains that Business Opportunity Online may be required to assume civil and administrative responsibilities subject to further investigation or enforcement by competent authorities.

If advertisers or the viewing public do not accept, or lose interest in, our advertising platforms, our revenues may be negatively affected and our business may not expand or be successful.

The Internet and bank kiosk advertising platforms in China are relatively new and their potential is uncertain. We compete for advertising revenues with many forms of more established advertising media. Our success depends on the acceptance of our advertising platforms by advertisers and their continuing interest in this medium as part of their advertising strategies. Our success also depends on the viewing public’s continued receptiveness towards our advertising models. Advertisers may elect not to use our services if they believe that viewers are not receptive to our platforms or that our platforms do not provide sufficient value as an effective advertising medium. If a substantial number of advertisers lose interest in advertising on our platforms, we will be unable to generate sufficient revenues and cash flows to operate our business, and our financial condition and results of operations would be materially and adversely affected.

We operate in the advertising industry, which is particularly sensitive to changes in economic conditions and advertising trends.

Demand for advertising resulting in advertising spending by our clients, is particularly sensitive to changes in general economic conditions. For example, advertising expenditures typically decrease during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our advertising platforms for a number of reasons, including:

•	a general decline in economic conditions;

•	a decline in economic conditions in the particular cities where we conduct business;

•	a decision to shift advertising expenditures to other available less expensive advertising media; and

•	a decline in advertising spending in general.

A decrease in demand for advertising media in general, and for our advertising services in particular, would materially and adversely affect our ability to generate revenues, and have a material and adverse effect on our financial condition and results of operations.

If the Internet and, in particular, Internet marketing are not broadly adopted in China, our ability to generate revenue and sustain profitability from the website 28.com could be materially and adversely affected.

Our future revenues and profits from our online advertising agency business we operate through 28.com are dependent in part upon advertisers in China increasingly accepting the use of the Internet as a marketing channel, which is at an early stage in China. Penetration rates for personal computers, the Internet and broadband in China are all relatively low compared to those in more developed countries. Furthermore, many Chinese Internet users are not accustomed to using the Internet for e-commerce or as a medium for other transactions. Many of our current and potential SME clients have limited experience with the Internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to the Internet marketing and promotion. As a result, they may not consider the Internet as effective in promoting their products and services as traditional print and broadcast media.

We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

Increased competition could reduce our profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources, and may successfully mimic and adopt our business models. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

We have been expanding our operations and plan to continue to expand rapidly in China. To meet the demand of advertisers for a broader coverage, we must continue to expand our platforms by showing our TV productions and advertisements on more television stations, and expanding the bank kiosk platforms in terms of numbers and locations. The continued growth of our business has resulted in, and will continue to result in, substantial demand on our management, operational and other resources. In particular, the management of our growth will require, among other things:

•	increased sales and sales support activities;

•	improved administrative and operational systems;

•	enhancements to our information technology system;

•	stringent cost controls and sufficient working capital;

•	strengthening of financial and management controls; and

•	hiring and training of new personnel.

As we continue this effort, we may incur substantial costs and expend substantial resources. We may not be able to manage our current or future operations effectively and efficiently or compete effectively in new markets we enter. If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

Key employees are essential to growing our business.

Handong Cheng, Zhige Zhang and Xuanfu Liu are essential to our ability to continue to grow our business. They have established relationships within the industries in which we operate. If they were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We may need additional capital and we may not be able to obtain it at acceptable terms, or at all, which could adversely affect our liquidity and financial position.

We may need additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of alternative advertising media companies;
•	conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flow;
•	PRC governmental regulation of foreign investment in advertising service companies in China;
•	economic, political and other conditions in China; and
•	PRC governmental policies relating to foreign currency borrowings.

Our failure to protect our intellectual property rights could have a negative impact on our business.

We believe our brand, trade name, copyrights and other intellectual property are critical to our success. The success of our business depends in part upon our continued ability to use our brand, trade names and copyrights to further develop and increase brand awareness. The infringement of our trade names and copyrights could diminish the value of our brand and its market acceptance, competitive advantages or goodwill. In addition, our information and operational systems, which have not been patented or otherwise registered as our property, are a key component of our competitive advantage and our growth strategy.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, copyrights and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trade names, copyrights and other intellectual property rights, we may lose these rights and our business may suffer materially. Further, unauthorized use of our brand or trade names could cause brand confusion among advertisers and harm our reputation. If our brand recognition decreases, we may lose advertisers and fail in our expansion strategies, and our business, results of operations, financial condition and prospects could be materially and adversely affected.

We rely on computer software and hardware systems in managing our operations, the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our computer software and hardware systems in supporting our network and managing and monitoring programs on the network. In addition, we rely on our computer hardware for the storage, delivery and transmission of the data on our network. Any system failure which interrupts the input, retrieval and transmission of data or increases the service time could disrupt our normal operation. Any failure in our computer software or hardware systems could decrease our revenues and harm our relationships with advertisers and consumers, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

We do not have a majority of independent directors serving on our board of directors.  In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof.  This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

We have limited insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Lack of experience as officers of publicly-trade companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to Regulation of Our Business and to Our Structure

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties.

All of our operations are to be conducted through the PRC Operating Entities, and through our Contractual Agreements with each of our PRC Operating Subsidiaries in China. PRC regulations require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors have been allowed to own directly 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China or less than 100% if the foreign investor has at least two years of direct operations in the advertising industry outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify under PRC regulations any earlier than two or three years after we commence any such operations outside of China or until we acquire a company that has directly operated an advertising business outside of China for the required period of time.  Substantially all of our advertising business is currently provided through our Contractual Agreements with our PRC Operating Subsidiaries in China. Our PRC Operating Subsidiaries hold the requisite licenses to provide advertising services in China. Our PRC Operating Subsidiaries directly operate our advertising network. We have been and are expected to continue to be dependent on these PRC Operating Subsidiaries to operate our advertising business for the foreseeable future. We have entered into Contractual Agreements with the PRC Operating Subsidiaries, pursuant to which we, through Rise King WFOE, provide technical support and consulting services to the PRC Operating Subsidiaries. In addition, we have entered into agreements with our PRC Operating Subsidiaries and each of their shareholders which provide us with the substantial ability to control these affiliates.

If we, our existing or future PRC Operating Subsidiaries or the PRC Operating Entities are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, or SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of Rise King WFOE and/or the PRC Operating Subsidiaries;

•	discontinuing or restricting the operations of Rise King WFOE and/or the PRC Operating Subsidiaries;

•	imposing conditions or requirements with which we, Rise King WFOE and/or our PRC Operating Subsidiaries may not be able to comply;

•	requiring us or Rise King WFOE and/or PRC Operating Subsidiaries to restructure the relevant ownership structure or operations; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

We rely on contractual arrangements with the PRC Operating Subsidiaries and their shareholders for our China operations, which may not be as effective in providing operational control as direct ownership.

We rely on contractual arrangements with our PRC Operating Subsidiaries and their shareholders to operate our advertising business. These contractual arrangements may not be as effective in providing us with control over the PRC Operating Subsidiaries as direct ownership. If we had direct ownership of the PRC Operating Subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of those companies, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if the PRC Operating Subsidiaries or any of their subsidiaries and shareholders fail to perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against the PRC Operating Subsidiaries if they do not perform their obligations under its contracts with us or if any of the PRC citizens who hold the equity interest in the PRC Operating Subsidiaries do not cooperate with any such actions.

Many of these contractual arrangements are governed by PRC laws and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into among the PRC Operating Subsidiaries may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

If any of our PRC Operating Subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements with the PRC Operating Entities we currently have in place in a manner that would materially and adversely affect the PRC Operating Entities’ ability to pay dividends and other distributions to us. Furthermore, relevant PRC laws and regulations permit payments of dividends by the PRC Operating Entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, each of the PRC Operating Entities is also required to set aside a portion of its net income each year to fund specific reserve funds. These reserves are not distributable as cash dividends. In addition, subject to certain cumulative limits, the statutory general reserve fund requires annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends. As a result of these PRC laws and regulations, the PRC Operating Entities are restricted in their ability to transfer a portion of their net assets to us whether in the form of dividends, loans or advances. Any limitation on the ability of the PRC Operating Entities to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of ours sales from China.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We  can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

           The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.  In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.”  Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE.  However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, the MOC, joined by the CSRC, SASAC, SAT, SAIC and SAFE, amended and released the M&A Rules, which took effect as of September 8, 2006.  This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interests or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which owns a controlling contractual interest in the PRC Operating Entities. We believe that the M&A Rules do not require CSRC approval in the context of the share exchange under our transaction because (i) such share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals; and (iii) we are owned or substantively controlled by foreigners.  However, we cannot be certain that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the new M&A rules, the PRC Securities Law and other rules and notices.

If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for the transaction, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the transaction.

The M&A Rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, our operating companies’ ability to remit dividends to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese domestic residents, over whom we may have no control. In addition, such Chinese domestic residents may be unable to complete the necessary approval and registration procedures required by the SAFE regulations. Such uncertainties may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

New PRC enterprise income tax law could adversely affect our business and our net income.

On March 16, 2007, the National People’s Congress of the PRC passed the new Enterprise Income Tax Law (or EIT Law), which took effect on of January 1, 2008. The new EIT Law imposes a unified income tax rate of 25.0% on all companies established in China. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%.

With the introduction of the EIT Law, China has resumed imposition of a withholding tax (10.0% in the absence of a bilateral tax treaty or new domestic regulation reducing such withholding tax rate to a lower rate).  Per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, a Hong Kong company as the investor, which is considered a “non-resident enterprise” under the EIT Law, may enjoy the reduced withholding tax rate of 5% if it holds more than 25% equity interest in its PRC subsidiary.  As China Net HK is the sole shareholder of Rise King WFOE, substantially all of our income will derive from dividends we receive from Rise King WFOE through China Net HK.  When we declare dividends from the income in the PRC, we can not assure whether such dividends may be taxed at a reduced withholding tax rate of 5% per the Double Tax Avoidance Arrangement between Hong Kong and Mainland China as the PRC tax authorities may regard our China Net HK as a shell company formed only for tax purposes and still deem Rise King WFOE in the PRC as the subsidiary directly owned by China Net. Based on the Notice on Certain Issues with respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Investors should note that the new EIT Law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified.  Any increase in our tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Under the new EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and holders of our securities.

Under the new EIT Law, an enterprise established outside of China with its “de facto management body” in China is considered a “resident enterprise,” meaning that it can be treated the same as a Chinese enterprise for enterprise income tax purposes. The implementing rules of the new EIT Law defines “de facto management body” as an organization that exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of an enterprise. Currently, no interpretation or application of the new EIT Law and its implementing rules is available, therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that China Net is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to enterprise income tax at a rate of 25% on our worldwide income as well as PRC enterprise income tax reporting obligations. This would mean that income such as interest on offering proceeds and other non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the new EIT Law and its implementing rules dividends paid to us by our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, a 10% withholding tax will be imposed on dividends we pay to our non-PRC shareholders.

Our Chinese operating companies are obligated to withhold and pay PRC individual income tax in respect of the salaries and other income received by their employees who are subject to PRC individual income tax. If they fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, they may be subject to certain sanctions and other penalties, which could have a material adverse impact on our business.

Under PRC laws, Rise King WFOE and the PRC Operating Subsidiaries will be obligated to withhold and pay individual income tax in respect of the salaries and other income received by their employees who are subject to PRC individual income tax. Such companies may be subject to certain sanctions and other liabilities under PRC laws in case of failure to withhold and pay individual income taxes for its employees in accordance with the applicable laws.

In addition, the PRC State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) are required to pay PRC individual income tax in respect of their income derived from exercising or otherwise disposing of their stock options. Our PRC entities will be obligated to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Because Chinese laws will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately 87.43% of our outstanding common stock.  Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future.   During the month of May 2009, there was no trading activity in our common stock.  As of June 30, 2009, the closing bid price of our common stock was $2.50 per share.  As of June 30, 2009, we had approximately 81 shareholders of record of our common stock, not including shares held in street name.  In addition, during the past two years our common stock has had a trading range with a low price of $1.00 per share and a high price of $2.50 per share.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our common stock.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our stock.  We plan to retain any future earnings to finance growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this Current Report. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. In addition, our consolidated financial statements and the financial data included in this Current Report reflect our reorganization and have been prepared as if our current corporate structure had been in place throughout the relevant periods. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these and other risks and uncertainties, please see the items listed above under the section captioned “Risk Factors”, as well as any other cautionary language contained in this Current Report. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Current Report.

Overview

We are one of China’s leading full-service media development and advertising platform companies for small and medium enterprise (the “SME”) market.  We are a service oriented business that leverages proprietary advertising technology to prepare and publish media enabled advertising campaigns for clients on the Internet and on television. Our goal is to continue to improve our market share and strengthen our position as the leading diversified media advertising provider in China.  Our multi-platform advertising network consists of the following key components:

•	28.com - Our Internet advertising portal;
•	China Net TV - Our TV production and advertising unit; and
•	Banking Kiosk Unit - Our newly launched bank kiosk advertising division operating as an advertising platform for clients in the financial services industry.

Using proprietary technology, we provide additional services as a lead generator for our clients.  Additionally, since we purchase television advertising space in bulk, we also operate as a re-seller of Internet and television advertising space.

We provide services to over 500 clients, principally comprised of SMEs, in a variety of industries.  Our media campaign services consist of both Internet and television advertising, thereby allowing each of our clients maximum advertising exposure.  We provide Internet advertising service via 28.com.  This platform allows our clients to advertise their products, services and business opportunities over the Internet.   It is a tool for clients featuring lead generation, advanced tracking, search engine optimization, resource scheduling, and content management and ad campaign management tools.  It allows them to build sales channels and develop relationships directly with sales agents, distributors, resellers and/or franchisees.  It also functions as a one-stop destination for end-users seeking new business opportunities.   We provide TV production and advertising via China Net TV.  This unit features in-house television productions and distribution capabilities.  We create and distribute television shows that are typically 10 or 20 minutes in length and broadcast on local television stations. Airtime is purchased in 40 minute blocks which air two to four segments each.  The television shows are comprised of advertisements, similar to infomercials, but include promotions for several clients during the allotted time.  We recently launched our newest business unit – a banking kiosk operation that is targeting banking customers.  In cooperation with China Construction Bank, we placed 200 interactive kiosks in branches of China Construction Bank throughout Henan Province.  Each kiosk has an LCD advertising display panel, which provides advertising targeted to bank customers and, provides Internet access for customers to perform basic on-line banking functions.

Revenues

In 2007 and 2008, we had total revenues of $7.6 million and $21.5 million, respectively. In the first quarter of 2009, we had total revenues of $9.8 million as compared to $1.5 million during the first quarter of 2008. We generate our revenues primarily from four channels:

(a)
Internet advertising and related services via 28.com.  Our website portal sells advertising spaces and related technical support that include (but are not limited to) advanced tracking, advanced traffic generation technologies, search engine optimization, resource scheduling, content management and ad campaign management tools.  We believe that this website is one of the most popular portal websites in the Chinese marketplace.  It provides information about small business opportunities and the tools to build sales channels and develop direct direct relationships with agents, distributors, resellers and franchises for small and medium enterprises and investors in China.  (Revenue generated from this sales channel is indicated as “Internet advertisement” in the tables below.)

(b)
Television advertising.  Our China Net TV advertising unit resells advertising time that we originally purchased from approximately ten provincial TV stations.  Our advertising time slots are spread over fifteen investment consultancy TV programs that are intended to help our clients build sales channels and develop direct agent relationships, distributors and resellers.  This business was started in May 2008.  (Revenue generated from this sales channel is indicated as “TV advertisement” revenue in the tables below.)

(c)
Resale of Internet advertising resources. This sales channel focuses on the resale of both sponsored search resources and advertising portal resources purchased from other portal websites.  These websites include Baidu, Tengxun (QQ), Google, Sina, Sohu and other advertising clients. This business was also originally started in May 2008.  (Revenue from this sales channel is indicated as “Internet advertisement resell” revenue in the tables below.)

(d)
Advertisement revenue from bank kiosks.  Beijing CNET Online signed a cooperation agreement in June 2008 with Shanghai Borongdingsi, followed up with a supplementary agreement in December 2008, to conduct the e-banking advertisement business. Through this arrangement, the parties collectively perform a bank kiosk under an eight-year cooperation agreement between Shanghai Borongdingsi and Henan provincial branch of China Construction Bank dated as of August 2008. Our target clients in this unit are banks, insurance companies, communication companies and auto manufacturers. As of March 31, 2009, this business is still in the initial testing stages.

The following tables set forth a breakdown of our total revenues, divided into four segments for the periods indicated.

Revenue type	For the year ended December 31,
	2008		2007
	(Amount expressed in thousand of US dollars, except percentages)

Internet advertisement	11,292	52.5%	7,570	100%
TV advertisement	7,007	32.6%	-	-
Internet advertisement resell	3,081	14.3%	-	-
Bank kiosks	128	0.6%	-	-
Total	21,508	100%	7,570	100%

Revenue type	For the year ended December 31,
	2008		2007
	(Amount expressed in thousands of US dollars, except percentages)

Internet advertisement	11,292	100%	7,570	100%
--From unrelated parties	10,740	95%	7,259	96%
--From related parties	552	5%	311	4%
TV advertisement	7,007	100%	-	-
--From unrelated parties	6,112	87%	-	-
--From related parties	895	13%	-	-
Internet advertisement resell	3,081	100%	-	-
--From unrelated parties	3,081	100%	-	-
--From related parties	-	-	-	-
Bank kiosks	128	100%	-	-
--From unrelated parties	128	100%	-	-
--From related parties	-	-	-	-
Total	21,508	100%	7,570	100%
--From unrelated parties	20,061	93%	7,259	96%
--From related parties	1,447	7%	311	4%

Revenue type	For the three months ended March 31,
	2009 (Unaudited)		2008 (Unaudited)
	(Amount expressed in thousands of US dollars, except percentages)

Internet advertisement	3,684	37.6%	1,516	100%
TV advertisement	5,742	58.6%	-	-
Internet advertisement resell	371	3.8%	-	-
Bank kiosks	-	-	-	-
Total	9,797	100%	1,516	100%

Revenue type	For the three months ended March 31,
	2009 (Unaudited)		2008 (Unaudited)
	(Amount expressed in thousands of US dollars, except percentages)

Internet advertisement	3,684	100%	1,516	100%
--From unrelated parties	3,435	93%	1,516	100%
--From related parties	249	7%	-	-
TV advertisement	5,742	100%	-	-
--From unrelated parties	5,497	96%	-	-
--From related parties	245	4%	-	-
Internet advertisement resell	371	100%	-	-
--From unrelated parties	371	100%	-	-
--From related parties	-	-	-	-
Bank kiosks	-	-	-	-
--From unrelated parties	-	-	-	-
--From related parties	-	-	-	-
Total	9,797	100%	1,516	100%
--From unrelated parties	9,303	95%	1,516	100%
--From related parties	494	5%	-	-

Advertising Service Revenues

We derive the majority of our advertising service revenues from the sale of advertising space and the provision of related technical support through the sale on our portal website 28.com, and through the sale of advertising time purchased from different TV programs to unrelated third parties and to some of our related parties. Historically, about 5-7% of our advertising service revenues were derived from parties related to some of the shareholders of the PRC Operating Entities. Our advertising services to related parties were provided in the ordinary course of business on the same terms as those provided to our unrelated advertising clients on an arm’s-length basis. We expect that our Internet advertising service revenue and TV advertising service revenue will continue to be the primary source, and constitute the substantial majority of, our revenues for the foreseeable future.

Our advertising service revenues are recorded net of any sales discounts. These discounts include volume discounts and other customary incentives offered to our advertising clients, including additional advertising time for their advertisements if we have unused places available on our website and represent the difference between our official list price and the amount we charge our advertising clients. Our advertising clients include advertisers that directly engage in advertisement placements with us and advertising agencies retained by some advertisers to place advertisements on the advertiser’s behalf.

We typically sign advertising contracts with our advertising clients that require us to place the advertisements on our portal website at specified places for specified periods, and/or to place the advertisements during our purchased advisement time in specific TV programs for specified periods. We recognize revenues as the advertisement appears on-line or airs over the contractual term based on the schedule agreed upon with our clients.

Factors that Affect Our Advertising Service Revenue:

•
Macro-economy environment. The overall macro-economic environment has a large impact on the advertising service revenue.  When the macro-economy is strong, business entities are typically more willing to invest in advertising for a better distribution of their products and services.  Unlike traditional advertising service providers and, given our target market of SMEs, we have been able to remain relatively competitively dominant during the recent global economy crisis period.  We believe that, since our service typically requires a smaller initial investment than other forms of marketing, growth opportunities will continue to exist in the current economic environment.

•
Governmental Advertising Industry Policy.  In conjunction with the development of the advertising industry of China, increasing levels of compliance policies are being promulgated by the relevant government authorities in relation to advertisement contents.  The new policies require the advertising publishers to set stricter standards for client selection and advertising content supervision.

•
Industry Competition.  The rapid development of the outdoor advertising business has caused new advertising service providers to enter into the market. This may increase competition for traditional advertising business and require us to keep a relatively competitive price to retain our client base.

•
Seasonal Factor.  Based on our past experience, our business reaches a seasonal low in and around the Chinese New Year.  This is traditionally a period where business activities are suspended for many people as they begin to prepare for the most important Chinese festival for the year.  Additionally, our business typically sees reduced revenues in and around the summer season (July and August) when many Chinese workers and families  take their annual summer leaves.

Revenue Recognition

We typically sign standard advertising contracts with our advertising clients.  We recognize advertising service revenue ratably over the performance period of the advertising contract.

Advertising revenues, net of any sales discount are recognized ratably over the period in which the advertisement is displayed. Advertising revenues are recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). In accordance with SAB 104, revenues are recognized when all four of the following criteria are met: (i) persuasive evidence of agreement exists; (ii) delivery of service has occurred; (iii) the price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

We generally bill and require our clients to pay a certain percentage of the advertising service fees before we provide the advertising service; however, this percentage may vary for different clients and different seasons.  We book the amount paid in advance before the service is delivered to customers and then transfer it to revenue when the related advertising service is provided. We book unpaid amounts as accounts receivable until we receive payment or determine the account receivable to be uncollectible. As of December 31, 2007 and 2008, and as of March 31, 2009, no allowance for doubtful accounts was provided, because we believe that there were no collectability issues for our outstanding accounts receivable balances for the periods indicated.

Cost of Revenues

     Our cost of revenues consists of costs directly related to the offering of our advertising services.

     The following table sets forth our cost of revenues, divided into four segments, by amount and gross profit ratio for the periods indicated:

	For the year ended December 31,
	2008			2007
	(Amount expressed in thousands of US dollars, except percentages)
	Revenue	Cost	GP ratio	Revenue	Cost	GP ratio

Internet advertisement	11,292	4,671	59%	7,570	4,674	38%
TV advertisement	7,007	5,939	15%	-	-	-
Internet advertisement resell	3,081	3,154	(2%)	-	-	-
Bank kiosk	128	22	83%	-	-	-
Total	21,508	13,786	36%	7,570	4,674	38%

	For the three months ended March 31,
	2009			2008
	(Unaudited)			(Unaudited)
	(Amount expressed in thousands of US dollars, except percentages)
	Revenue	Cost	GP ratio	Revenue	Cost	GP ratio

Internet advertisement	3,684	858	77%	1,516	1,378	9%
TV advertisement	5,742	5,040	12%	-	-	-
Internet advertisement resell	371	364	2%	-	-	-
Bank kiosk	-	15	N/A	-	-	-
Total	9,797	6,277	36%	1,516	1,378	9%

Advertising Service Cost

Our cost of revenues related to the offering of our advertising services mainly consists of Internet resources purchased from other portal websites, TV advertisement time costs purchased from TV stations and business taxes and surcharges.

Internet resources cost: The cost of Internet resources is the largest component of our cost of revenue for revenues from Internet advertisements. Typically, we purchase these resources from other well-known portal websites in China, including Baidu, Tengxun (QQ), Google, 163.com, Sina and Sohu.  These well-known portal websites provide sponsored search, advanced tracking, advanced traffic generation technologies, and other search engine optimization technologies that help our clients’ advertisements gain increased exposure and more visits or “hits”.

The primary factors affecting our Internet resources costs are the amount of website traffic generated and the feedback of our Internet advertising clients. If necessary, we may be forced to purchase more resources to increase the Internet advertisement exposure when the traffic on our website or with respect to a particular advertisement is relatively low during certain period.

TV advertisement time cost:  TV advertisement time cost is the largest component of our cost of revenue for TV advertisement revenue. We purchase TV advertisement time from about ten different provincial TV stations and resell it to our TV advertisement clients.  We depend on the expertise of management and our understanding of historical performance to gain a competitive pricing advance and to control costs.

Business Taxes and Surcharges: Our business taxes and surcharges include the 5.5% business tax and an additional 3% surcharge, known as the cultural industry development surcharge, that our PRC Operating Entities must pay for revenues earned from advertising services provided in China.

Operating Expenses and Net Income

     Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.  The following tables set forth our operating expenses, divided into their major categories by amount and as a percentage of our total revenues for the periods indicated.

	For the year ended December 31,
	2008		2007
	(Amount expressed in thousands of US dollars except percentage)
	Amount	% of total revenue	Amount	% of total revenue

Total Revenue	21,508	100%	7,570	100%
Gross Profit	7,722	36%	2,896	38%
Selling expenses	2,705	13%	2,132	28%
General and administrative expenses	1,041	5%	410	5%
Research and development expenses	202	1%	106	1%
Total operating expenses	3,948	19%	2,648	34%

	For the three months ended March 31,
	2009 (Unaudited)		2008 (Unaudited)
	(Amount expressed in thousands of US dollars, except percentage)
	Amount	% of total revenue	Amount	% of total revenue

Total Revenue	9,797	100%	1,516	100%
Gross Profit	3,520	36%	138	9%
Selling expenses	1,462	15%	197	13%
General and administrative expenses	349	4%	137	9%
Research and development expenses	50	0%	31	2%
Total operating expenses	1,861	19%	365	24%

 Selling expenses: Our selling expenses primarily consist of brand development advertising expenses that we paid to TV stations for promotions of our portal website 28.com on TV, other advertising and promotional expenses, staff salary, benefit and performance bonus, website server hosting and broadband leasing expenses and traveling and communication expenses.  Selling expenses accounted for 28%, 13% and 15% of our total revenues for 2007, 2008 and the first quarter of 2009, respectively. Among the selling expenses, the 28.com website brand development expenses on TV accounted for 70%-85% of the selling expenses for year 2007, 2008 and the first quarter of 2009.  As we continue to expand our client base, we will increase our sales force accordingly, which will result in an increase in salary expenses. We expect selling expenses to remain relatively stable as a percentage of total revenues.

General and administrative expenses: Our general and administrative expenses primarily consist of salaries and benefits for management, accounting and administrative personnel, office rentals, depreciation of office equipment, professional service fees, maintenance, utilities and other office expenses. General and administrative expenses accounted for 5%, 5% and 4% of our total revenues for 2007, 2008 and the first quarter of 2009, respectively. We expect that our general and administrative expenses will increase in future periods as we hire additional personnel and incur additional costs in connection with the expansion of our business and the improvement of our internal control systems in line with such expansion, and as we incur more professional services costs in connection with meeting the reporting requirements of SEC.

Research and development expenses: Our research and development expenses primarily consist of salaries and benefits for the research and development staff, equipment depreciation expenses, and office utilities and supplies allocated to the research and development department. We expect that our research and development expenses will increase in future periods as we will expand and optimize our portal website and upgrade our ad marketing software.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements.

Foreign currency translation

The functional currency of our Company is United States dollars (“US$”), and the functional currency of our Hong Kong subsidiary, China Net HK, is Hong Kong dollars (“HK$”).  The functional currency of our Company’s PRC Operating Entities is the Renminbi, and PRC is the primary economic environment in which we operate.

For financial reporting purposes, the financial statements of our PRC Operating Entities, which are prepared using the Renminbi, are translated into our reporting currency, the United States Dollar (“U.S. dollar”). Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders' equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

Revenue recognition

Our Company's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, “Revenue Recognition”: (i) persuasive evidence of an arrangement exists, (ii) the service has been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured.

Advertising Revenue

Advertising revenues include revenues from TV advertising agency and Internet advertising, Internet advertising agency and sponsored search services. No revenue from advertising-for-advertising barter transactions was recognized because the transactions did not meet the criteria for recognition in EITF abstract issue no 99-17.  Advertising contracts establish the fixed price and advertising services to be provided.  Pursuant to advertising contracts, our Company provides advertisement placements in different formats, including but not limited to banners, links, logos, buttons, rich media and content integration. Revenue is recognized ratably over the period the advertising is provided and, as such, we consider the services to have been delivered. We treat all elements of advertising contracts as a single unit of accounting for revenue recognition purposes.  Based upon our credit assessments of our customers prior to entering into contracts, we determine if collectability is reasonably assured.  In situations where collectability is not deemed to be reasonably assured, our company recognizes revenue upon receipt of cash from customers, only after services have been provided and all other criteria for revenue recognition have been met.

Taxation

Income tax

i). We have a subsidiary incorporated in the British Virgin Islands (“BVI”).  Under the current law of the BVI, our BVI Subsidiary is not subject to tax on income or capital gains.  Additionally, upon payments of dividends by our BVI Subsidiary to its parent, no BVI withholding tax will be imposed.

ii). Our Hong Kong subsidiary does not conduct any substantive operations of its own. No provision for Hong Kong profits tax have been made in the financial statements as our Hong Kong subsidiary has no assessable profits for the years ended December 31, 2007, 2008 and the first quarter of 2009, respectively. Additionally, upon payments of dividends by CNET Online Hong Kong to its shareholders, no Hong Kong withholding tax will be imposed.

iii).  Our PRC Operating Entities, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC was changed from 33% of to 25%, and applies to both domestic and foreign invested enterprises.

●
Rise King WFOE is a newly established software company qualified by the related PRC governmental authorities and was entitled to a two-year EIT exemption from its first profitable year and a 50% reduction of its applicable EIT rate, which is 25% of its taxable income for the exceeding three years. Rise King WFOE is exempt from EIT in 2008 and the first quarter of 2009.

●
Business Opportunity Online (“28.com”) was qualified as a High and New Technology Enterprise in the Beijing High-Tech Zone and was entitled to a preferential tax rate of 15% and is further entitled to a three year EIT exemption for its first three years of operations and a 50% reduction of its applicable EIT rate for the succeeding three years.  The exemption tax holiday for 28.com was from fiscal year 2005 to 2007.

In March 2007, a new enterprise income tax law (the “New EIT”) in the PRC was enacted which became effective on January 1, 2008. The New EIT applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “high and new technology enterprise” status under the New EIT which would entitle qualified and approved entities to a favorable statutory tax rate of 15%. 28.com has not obtained the approval of its reassessment of the qualification as a “High and New Technology enterprise” as of December 31, 2008 and March 31, 2009.  Therefore, 28.com accounted for its current income tax using a tax rate of 25% for the year ended December 31, 2008 and the first quarter of 2009.  28.com will file an application for a tax refund to the tax authorities after it obtains the approval for its High and New Technology enterprise qualification for these periods.

●	The applicable income tax rate for Beijing CNET Online was 25% for the years ended December 31, 2008, the first quarter of 2009, and 33% for the year ended December 31, 2007.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements.  SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  Although management will continue to evaluate the application of SFAS No. 157, management does not currently believe the adoption of SFAS No. 157 will have a material impact on our results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities.  SFAS 159 permits companies to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS No. 159 is effective for us on January 1, 2008, although earlier adoption is permitted.  Although management will continue to evaluate the application of SFAS No. 159, management does not currently believe the adoption of SFAS No. 159 will have a material impact on the Group’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 160, management does not currently believe the adoption of SFAS No. 160 will have a material impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (SFAS 141(R)). SFAS 141(R) will significantly change the accounting for business combinations. Under SFAS 141(R) an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141(R) will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;

•	Non-controlling interests (formerly known as “minority interests”) will be valued at fair value at the acquisition date;

•
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date;

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. The statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 141(R), management does not currently believe the adoption of SFAS No. 141R will have a material impact on our results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities” (“SFAS161”), an amendment of FASB Statement No.133. The new standard requires enhanced disclosures to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Although management will continue to evaluate the application of SFAS No. 161, management does not currently believe the adoption of SFAS No. 161 will have a material impact on our results of operations or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This new standard shall be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With General Accepted Accounting Principles”. Although management will continue to evaluate the application of SFAS No. 162, management does not currently believe the adoption of SFAS No. 162 will have a material impact on our results of operations or financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60” (“SFAS 163”). The scope of SFAS163 is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. Although management will continue to evaluate the application of SFAS No. 163, management does not currently believe the adoption of SFAS No. 163 will have a material impact on our results of operations or financial position.

Operating Results

A.	Results of Operations

The following table sets forth a summary, for the periods indicated, of our consolidated results of operations. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period. (in thousand)

	For the Years Ended December 31,
	2008	2007
	(US $)	(US $)

Sales	21,508	7,570
Cost of sales	13,786	4,674
Gross margin	7,722	2,896

Operating expenses
Selling expenses	2,705	2,132
General and administrative expenses	1,041	410
Research and development expenses	202	106
	3,948	2,648
Income from operations	3,774	248

Other income (expenses):
Interest income	8	2
Other income	-	-
Other expenses	(20)	(61)
	(12)	(59)
Income before income tax expense	3,762	189
Income tax expense	962	405

Net income (loss)	2,800	(216)

Other comprehensive income (loss)
Foreign currency translation gain (loss)	71	15
Comprehensive income (loss)	2,871	(201)

Earnings (loss) per share
Earnings (loss) per common stock
Basic and diluted	280	(22)

Weighted average number of common stock outstanding
Basic and diluted	10,000	10,000

	For the three months ended March 31,
	2009	2008
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Sales	9,797	1,516
Cost of sales	6,277	1,378
Gross margin	3,520	138

Operating expenses
Selling expenses	1,462	197
General and administrative expenses	349	137
Research and development expenses	50	31
	1,861	365
Income (loss) from operations	1,659	(227)

Other income (expenses):
Interest income	2	1
Other income	4	-
Other expenses	-	-
	6	1
Income (loss) before income tax expense	1,665	(226)
Income tax expense	386	33

Net income/(loss)	1,279	(259)

Other comprehensive income (loss)
Foreign currency translation gain (loss)	3	12
Comprehensive income (loss)	1,282	(247)
Earnings (loss) per share
Earnings (loss) per common stock
Basic and diluted	128	(26)

Weighted average number of common stock outstanding:
Basic and diluted shares	10,000	10,000

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Total Revenues: Our total revenues increased significantly from US$7.6 million in 2007 to US$21.5 million in 2008. This increase of approximately 183% was mainly the result of the following factors:

●
Our new TV advertising services segment began in May 2008 and resulted in roughly US$7 million revenue in 2008.  We generated this US$7 million of TV advertising revenue by selling about 15,000 minutes of advertising time that we purchased from about ten provincial TV stations to about 230-240 of our TV advertisement clients in 2008.  Approximately 60 percent of our TV advertising clients were existing Internet advertising clients.  The other 40 percent were new clients that were developed by our sales team.

●
Our Internet advertising revenues also increased by over 4% to US$11.3 million in 2008 from US$7.6 million in 2007.  This was primarily the result of a successful brand building effort for 28.com that started in 2007 using both TV and the other well-known portal websites in China, more mature client service technologies, and a more experienced sale team.

●
In May 2008, we initiated an Internet advertisement agency that produced US$3 million of revenue.  This business unit focuses on the re-sale certain Internet resources that are purchased from other portal websites.  These resources include sponsored search, search engine traffic generation techniques and other portal resources to help our clients promote their businesses.  Although this business contributed about 14% of our total revenue in 2008, it is not considered a core business since it does not contribute in the brand building of 28.com and has low or even negative margins due to the high purchase cost of these Internet resources.

Cost of revenues: Our total cost of revenues increased significantly to US$13.8 million in 2008 from US$ 4.7 million in 2007. This increase of approximately 194% was mainly the result of the following factors:

●
Our Internet resources cost for Internet advertising revenue was approximately US$4.7 million and US$4.7 million (excluding business tax) in 2008 and 2007 respectively. In 2007, because we were formerly an Internet advertising agency that resold Internet advertising space on third-party site before we established our own portal website, we had less experience in running an Internet advertising business on our own portal website 28.com.  In 2007, due to our relative inexperience, we over-purchased Internet resources and could not use the resources to generate sufficient revenue due to the lack of a stable client base.  However, as we began developing 28.com and gained a better understanding of the Internet advertising marketplace, we changed our strategy and used these over-purchased resources to promote 28.com to many well known Chinese portal websites (including Sina, Baidu, Sohu, QQ, etc.).  We believe that this resulted in the significant increase of our revenue and client base in the following year 2008.

●
Our TV advertisement business launched in May 2008.  As a result, our TV advertising time purchased from TV stations increased from zero in 2007 to roughly US$5.9 million (excluding business tax) in 2008.  Management believes that this  increase is in line with new revenue generated by our TV advertising business unit.

●
In May 2008, we also launched our Internet advertisement agency.  This new business unit had cost of revenues of approximately US$3.1 million (excluding business tax) in 2008.  These costs were associated with Internet advertising resources that we  purchased from other portal websites (including Sina, Baidu, 163 and Google.). We normally purchase these Internet resources to provide value-added services to our Internet advertising clients who use 28.com. However, besides placing advertisements on 28.com, some of our advertising clients also seek  direct channels for their promotion.  As such, they purchase Internet resources from us because we can provide a lower price compared with market price for these direct channels. These resold resources include portal resources on other portal website that directly link to our client’s website and sponsored search resources.

●
Our business tax and surcharges increased significantly to US$0.8 million in 2008 from US$0.3 million in 2007.  This increase was a direct result of the increase in our revenues. Business tax and surcharges have not increased as significantly as our total revenue because business tax and surcharges for TV advertising revenues are calculated net of service income after deducting the amount paid to ending media providers as stipulated in the related business tax law of PRC.

Gross Profit: As a result of the foregoing, our gross profit was US$7.7 million in 2008 as compared to US$2.9 million in 2007. According to our experience, the comprehensive gross margin for our four segments of revenue is about 35%-40%.

●
The gross margin of our Internet advertising revenue increased to 59% in 2008 from 38% in 2007.  With the successful brand building effort that we made in 2007, 28.com has already been recognized as one of the most well known websites for SMEs and investors to find business opportunities and business parties in China.  This brand effect allowed us to significantly reduce the amount Internet sources that we need to  purchase from other portal website to maintain the same visit volume that we achieved via 28.com.

●
The gross margin of our TV advertising revenue is relatively stable at about 12%-15%, due to the relatively fixed time cost purchased from TV stations and the relatively stable selling price to our clients.

●	Internet advertising agency resale business is not our core business, and the gross margin for this part of business is relatively low at about 2%.

●
The gross margin of our bank kiosk unit is about 80%. This relatively high margin is achievable because of the higher fees generated from the larger, more sophisticated class of advertisers and the higher-end business outlets featured in this business. Our advertising clients in this business segment are banks, insurance companies and large auto manufactures.

Operating Expenses:  Our operating expenses increased significantly to US$3.9 million in 2008 from US$2.6 million in 2007. This increase of $1.3 million or 50% was due to the following factors.

●
Selling expenses: Selling expenses increased to US$2.7 million in 2008 from US$2.1 million in 2007. The increase in our selling expenses was mainly due to increased  brand development expenses for 28.com, higher staff performance bonuses caused by increased revenues, traveling expenses and other marketing expense due to expansion of our revenue and staff salary and benefits due to expansion of our sales force.

●
General and administrative expenses: General and administrative expenses increased significantly in 2008 to  US$1 million from US$0.4 million in 2007.  The increase in our general and administrative expenses was mainly due to increased staff salaries and benefits increased office, entertainment and travel expenses, in each case due to expansion of the business, and professional service charges due to upcoming SEC reporting and filing requirements.

●
Research and development expenses. Research and development expenses increased to US$0.2 million in 2008 from US$0.1 million in 2007.  This increase was a result of development costs related to our client services based Internet technology in 2008.

Operating Profit (Loss): As a result of the foregoing, our operating profit increased significantly to US$3.7 million in 2008 from an operating loss of US$0.2 million in 2007.

Interest Income: Our interest income increased to US$0.008 million in 2008 from US$0.002 million in 2007.  This increase was primarily a result of higher cash and cash equivalent balances generated from our operating and financing activities.

Income Taxes: We recognized an income tax expense of approximately US$0.96 million in 2008 as compared to US$0.4 million in 2007.  Although we had a net loss in 2007, the brand development cost that we paid for promoting 28.com which is over certain percentage of our total revenue in 2007 was considered as non-deductible expenses for income tax expenses computation.

Net Income: As a result of the foregoing, our net income amounted to US$2.8 million in 2008 as compared to a net loss of US$0.2 million in 2007.

Three Months Ended March 31, 2009 (Unaudited) Compared to March 31, 2008 (Unaudited)

Total Revenues: For the three months ended March 31, 2009, our total revenues increased significantly to US$9.8 million from US$1.5 million for the three months ended March 31, 2008. This increase of approximately 553% was mainly the result of the following factors:

●
Our new TV advertising services segment began in May 2008, which resulted in roughly US$5.7 million revenue in the first quarter of 2009.  We generated this US$5.7 million of TV advertising revenue by selling minutes of advertising time that we purchased from about ten provincial TV stations to about 180 of our TV advertisement clients in the first quarter of 2009.

●
Our Internet advertising revenues increased by approximately 146% from  US$3.7 million in the first quarter of 2009 from US$1.5 million in the first quarter of 2008.  This was primarily the result of our successful brand building effort for 28.com in 2007 and 2008 both on TV and via other well known websites in China, more mature client service technologies and a more experienced sale team.

●
Our Internet advertisement agency segment, also a new business of our Company, and was started in May 2008. Through this segment, we re-sell some Internet resources purchased from other portal websites to our existing Internet advertising clients to promote their businesses directly through sponsored search, search engine traffic generation techniques and portal resources of other portal website.  Since this business is not considered a core business and the gross margin of this business is very low, we only achieved US$0.37 million of revenue from this segment in the first quarter of 2009.

Cost of revenues: Our total cost of revenues increased significantly to US$6.3 million in the first quarter of 2009 from US$1.4 million in the first quarter of 2008. This increase of approximately 350% was mainly the result of the following factors:

●
Our Internet resources cost for Internet advertising revenue was approximately US$0.9 million for the three months ending March 31, 2009 as compared to approximately US$1.4 million in the same period of 2008. The change period over period reflects our growing experience and efficiency in managing our own portal website, 28.com, as well as in better purchasing and allocating third-party Internet resources for such website.

●
Our TV advertisement business started in May 2008.  As a result, our TV advertising time purchased from TV stations increased from zero in the first three months of 2008 to approximately US$5.0 million (excluding business tax) in same period of 2009.  Management believes that this increase is in line with new revenue generated by our TV advertising business unit.

●
In May 2008, we also launched our Internet advertising agency.  This new business unit had cost of revenues of roughly US$0.36 million in the first quarter of 2009.  These costs were associated with the Internet advertising resources that we purchased from other portal websites.

Gross Profit: As a result of the foregoing, our gross profit was US$3.5 million in the first quarter of 2009 as compared to US$0.1 million in first quarter of 2008. According to our past experience, the comprehensive gross margin for our four segments of revenue is about 35%-40%.

Operating Expenses:  Our operating expenses increased significantly to US$1.9 million in the first quarter of 2009 from US$0.4 million in the first quarter of 2008.  This increase of approximately 375% was mainly due to the following factors:

●
Selling expenses: In the first three months of 2009, our selling expenses increased to US$1.5 million from US$0.2 million in the first quarter of 2008. The increase was mainly due to increased brand development expenses for 28.com, traveling expenses and other marketing expense due to expansion of our revenue and staff salaries and benefits due to the expansion of our sales force.

●
General and administrative expenses: General and administrative expenses increased to US$0.3 million in the first quarter of 2009 from US$0.1 million in the first quarter of 2008.  This increase of approximately US$0.2 million was mainly due to increased staff salary and benefits and increased office expenses and travel expenses due to expansion of the business.

●
Research and development expenses.  For the three months ending March 31, 2009, our research and development expenses were approximately US$0.05 million.  This was an increase of approximately US$0.02 million as compared to the same period in 2008.  Most of the increase was caused by increased development costs of our client services based Internet technology.

Operating Profit (Loss): As a result of the foregoing, our operating profit significantly increased to US$1.7 million in the first quarter of 2009 from an operating loss of US$0.2 million in the first quarter of 2008.

Interest Income: Our interest income increased to US$0.002 million in the first quarter of 2009 from US$0.001 million in the first quarter of 2008.  This increase was primarily a result of higher cash and cash equivalent balances generated from our operating and financing activities.

Income Taxes: We recognized an income tax expense of US$0.4 million in the first quarter of 2009 as compared to US$0.03 million in the first quarter of 2008.  Although we had a net loss in the first quarter of 2008, the brand development cost we paid for promoting 28.com which is over certain percentage of our total revenue in the first quarter of 2008 was considered as non-deductible expenses for income tax expenses computation.

Net Income: As a result of the foregoing, our net income for the first three months of 2009 was approximately US$1.3 million as compared to a net loss of approximately US$0.3 million in the first quarter of 2008.

B.           Liquidity and Capital Resources

Cash and cash equivalents represent cash on hand and deposits held at call with banks. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.   As of December 31, 2008, we had cash and cash equivalents of US$2.7 million.

Our liquidity needs include (i) net cash used in operating activities that consists of (a) cash required to fund the initial build-out and continued expansion of our network and (b) our working capital needs, which include advanced payment for advertising time purchased from TV stations, payment of our operating expenses and financing of our accounts receivable; and (ii) net cash used in investing activities that consists of the investments in bank kiosks outlets and other computer equipments. To date, we have financed our liquidity needs primarily through proceeds from our operating activities and short-term non-interest bearing loans borrowed from third parties.

For the year ended December 31, 2008 and 2007

The following table provides detailed information about our net cash flows for the periods indicated

	Year ended December 31,
	2008	2007
	Amount in thousand of US dollars

Net cash provided by operating activities	821	557
Net cash used in investing activities	(497)	(103)
Net cash provided by (used in) financing actives	1,981	(238)
Effect of foreign currency exchange rate changes on cash	57	14
Net increase in cash and cash equivalents	2,362	230

Net cash provided by operating activates: Our net cash provided by operating activities increased to US$ 0.82 million in 2008 from US$0.56 million in 2007. This was mainly due to increased net profit in 2008 as compared to 2007. Additionally our increased revenue in 2008 also resulted in increased account receivables and prepayments for advertising time purchased from TV stations and certain performance guarantees paid to TV stations. As such, the net cash provided by operating activities did not increase as rapidly as net profit.

Net cash used in investing activities: Our net cash used in investing activities increased to US$ 0.5 million in 2008 from US$0.1 million in 2007. This was mainly the result of the purchase of bank kiosks outlets in 2008 which amounting about US$0.4 million.

Net cash provided by (used in) financing activities: Our net cash provided by financing activities increased to US$2 million as compared to net cash used in financing activities of approximately US$0.2 million in 2007.  Our net cash provided by financing activities was mainly from short-term non-interest bearing loan borrowed from third parties. These short-term loans will be paid off in 2009 due to the significant increase of net cash provided from our operating activities in the first quarter of 2009.

For three months ended March 31, 2009 and 2008

The following table provides detailed information about our net cash flows for the periods indicated

	Three Months Ended March 31,
	2009 Unaudited	2008 Unaudited
	Amount in thousand of US dollars

Net cash provided by operating activities	1,493	(146)
Net cash used in investing activities	(34)	(22)
Net cash provided by (used in) financing actives	(1,457)	282
Effect of foreign currency exchange rate changes on cash	4	15
Net increase in cash and cash equivalents	6	129

Net cash provided by operating activities: Our net cash provided by operating activities increased significantly to US$1.5 million in the first quarter of 2009 from a net cash amount used in operating activities of US$0.1 million in the first quarter of 2008.  This change was mainly due to the significant increase of the net profit in the first quarter in 2009.

Net cash used in investing activities: Net cash used in investing activities increased to US$0.03 million in the first quarter of 2009 from US$0.02 million in the first quarter of 2008. This was mainly the result of the increased purchase of office equipment in the first quarter of 2009.

Net cash provided by (used in) financing activities: Net cash used in financing activates increased significantly to US$1.5 million in the first quarter of 2009 as compared to net cash amount provided by financing activities of US$0.3 million in the first quarter of 2008. This change was the result of a short-term no-interest bearing loan made to a third party in the first quarter of 2009. This loan was paid back by the third party in May 2009.

C.	Off-Balance Sheet Arrangements

●
Our Company signed new contracts with Internet resources providers and TV advertisement providers in 2009, which bind our Company to contractual obligations of US$5.9 million and US$0.2 million in year 2009 and 2010, respectively.

●
In April 19 2009, some franchisors were reported by China Central Television (“CCTV”) to have engaged in fraudulent franchise business advertising and the report also mentioned that one of the Company’s PRC Operating Subsidiaries, 28.com was suspected of being an accomplice in such fraud by posting franchisors' advertisement on its Internet advertisement platform. As for this matter, per the PRC Advertising Law, our Company as the publisher of advertisement has the obligation to check relevant documents and verify the content of the advertisement. The Internet information services regulations and anti unfair competition regulations have similar requirements for Internet advertisement publishers. However, based on the laws and regulations above, there is no mandatory requirement that the Company bears any responsibility for the franchiser’s business activities. Nevertheless, the possibility remains that 28.com may be subject to civil and administrative responsibilities per Articles 37 and 38 of the PRC Advertising Law, depending upon possible further investigation of competent authorities.

D.	Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations and commercial commitments as of December 31, 2008:

	Office rental payments	Server hosting and board-band lease payments	Internet resources and TV advertisement purchase payments	Total
	US$(’000)	US$(’000)	US$(’000)	US$(’000)

For the year ended December 31,
-2009	260	133	17,903	18,296
-2010	260	-	1,459	1,719
-2011	260	-	1,459	1,719
Total	780	133	20,821	21,734

Our Company did not have any significant capital commitments as of December 31, 2008.

The following table sets forth our contractual obligations and commercial commitments as of March 31, 2009: (Unaudited)

	Office rental payments	Server hosting and board-band lease payments	Internet resources and TV advertisement purchase payments	Total
	US$(’000)	US$(’000)	US$(’000)	US$(’000)

Nine months ended December 31, 2009	196	79	17,235	17,510
Year ended December 31,
-2010	260	-	1,702	1,962
-2011	260	-	1,459	1,719
Total	716	79	20,396	21,191

The increase in contractual obligations and commercial commitments as of March 31, 2009 compared with December 31, 2008 is a net effect of new contractual obligations arising from the Company entering into new contacts with service providers and obligations already paid by our Company during the first quarter of 2009.

Our Company did not have any significant capital commitment as of March 31, 2009.

Description of Securities

Common Stock

We have 50,000,000 authorized shares of common stock, $.001 par value per share, of which 15,774,300 shares of common stock are issued and outstanding. Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings. Our Articles of Incorporation do not provide for cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of common stock are paid for, fully paid and non-assessable.

Market Price of and Dividends on Common Equity and Other Shareholder Matters.

There is no change in the market for our securities as a result of the Share Exchange. Our common stock, par value $0.001, is listed for quotation in the OTCBB under the symbol “EMZG”. Once our planned name change to “China Net Online Holdings Inc.” is effective, we will obtain a new trading symbol and report our new symbol on a Current Report on From 8-K. There is no active trading market in our securities.

As of June 30, 2009, there were 81 holders of record of our common stock.

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs. If we ever determine to pay a dividend, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency from China for the payment of such dividends from the profits of the PRC Operating Subsidiaries. Please see additional discussion under Item 2.01, “Completion of Acquisition or Disposition of Assets - Government Regulation - Dividend Distribution”.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”)and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 2009 (after giving effect to the Share Exchange, the Cancelled Shares, and the share issuance described in Item 1.01 of this Current Report) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of June 30, 2009, we had 15,774,300 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is China Net Online Media Group Limited, No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu  Tuspark, Haidian District, Beijin, PRC 100195.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of June 30, 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares of Common Stock

Rise King Investments Limited (1) (6)	7,434,940	47.13%

Star (China) Holdings Limited (2)	1,279,080	8.11%

Surplus Elegant Investment Limited (3)	1,879,080	11.91%

Allglad Limited (4)	1,279,080	8.11%

Clear Jolly Holdings Limited (5)	1,279,080	8.11%

Li Sun (6)	7,434,940	47.13%

Handong Cheng (6)	7,434,940	47.13%

Xuanfu Liu (6)	7,434,940	47.13%

Kotoi Horofumi (7)	1,279,080	8.11%

Hai Cui		*

Wen Hu		*

Li Wang		*

Bing Zhang		*

Min Wu		*

XinWei Liu		*

All Directors, Executive Officers and Director Nominees, as a group (6) (7)	8,714,020	55.24%

* Less than one percent

(1)	The business address of Rise King Investments Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(2)	The business address of Star (China) Holdings Limited is P.O. Box 957, Offshore Incorporations, Center, Road Town, Tortola, British Virgin Islands.

(3)	The business address of Surplus Elegant Investments Limited is Portcullis Trustnet Chambers, Road Town, Tortola, British Virgin Islands.

(4)	The Business address of Allglad Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(5)	The business address of Clear Jolly Holdings Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(6)
In accordance with an Entrustment Agreement, dated June 5, 2009, by and between Rise King Investments Limited (“Rise King”) and Handong Cheng, Xuanfu Liu and Li Sun (collectively, the “Grantees”), Rise King collectively delegated to the Grantees its direct or indirect rights as a stockholder of China Net Online Media Group Limited, CNET Online Technology Limited, Rise King Century Technology Development (Beijing) Co., Ltd., or any subsidiaries of such companies (collectively, the “Covered Companies”), including the direct or indirect right to vote any equity interest in the Covered Companies, or to designate the management of such companies. As a result of the delegation of authority under the Entrustment Agreement, Mr. Cheng, Mr. Liu and Ms. Sun may be deemed to be beneficial owners of the shares of our common stock held by Rise King. Each of Mr. Cheng, Mr. Liu and Ms. Sun disclaim such beneficial ownership, and this Current Report shall not be deemed to be an admission that Mr. Cheng, Mr. Liu or Ms. Sun is the beneficial owner of any such shares for any purpose.

(7)	Kotoi Horofumi is the controlling shareholder of Star (China) Holdings Limited and may be deemed to be an indirect beneficial owner of any shares directly held by such entity. Mr. Horofumi disclaims such beneficial ownership, and this Current Report shall not be deemed an admission that Mr. Horofumi is the beneficial owner of any such shares for any purpose.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Share Exchange, on the Closing Date, we issued an aggregate of 13,790,800 shares of our common stock to the China Net Shareholders.  We received in exchange from the China Net Shareholders 10,000 shares of China Net, representing 100% of the issued and outstanding shares of China Net, which exchange resulted in China Net becoming our wholly-owned subsidiary.  We relied on the status of the China Net Shareholders as either accredited investors (as defined under Regulation D under Securities Act of 1933, as amended) or as non-US persons (as defined under Regulation S under Securities Act), in connection with an exemption from Securities Act registration.

Item 5.01Changes In Control of Registrant

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired 10,000 ordinary shares of China Net, representing all of the issued and outstanding shares of China Net, in exchange for the issuance in the aggregate of 13,790,800 shares of our common stock to the shareholders of China Net, representing approximately 87.43% of our shares of Common Stock issued and outstanding. Accordingly,  the Share Exchange caused a change in control.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no other arrangements which may result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At the closing of the Share Exchange, there was a change in our Board of Directors and executive officers.  Mr. G. Edward Hancock, who had served as our sole executive officer and director, resigned as an officer effective immediately, and after appointing Mr. Handong Cheng to serve as Chairman of the Board, he tendered his resignation as a director, with such resignation to be effective on the tenth day after mailing of a Schedule 14f-1 statement to our stockholders (the “Effective Date”).  Our Board of Directors then appointed Handong Cheng to serve as Chairman, Chief Executive Officer and President, Zhige Zhang to serve as Chief Financial Officer and Treasurer, and Xuanfu Liu to serve as Chief Operating Officer and Secretary.  Also in connection with the Share Exchange, the Board of Directors appointed Mr. Zhige Zhang, and is appointing Mr. Kotoi Horofumi to serve as directors, with such appointment to be effective on the Effective Date.  Messrs. Cheng, Zhang and Horofumi will serve as directors of our Board of Directors and shall hold office until the next election of directors by stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

Set forth below is information regarding our current directors, executive officers and director nominees.

Name	Age	Position
Handong Cheng	38	Chairman of the Board, Chief Executive Officer and President
Zhige Zhang	35	Chief Financial Officer, Treasurer and Director Nominee
Kotoi Horofumi	46	Director Nominee
Xuanfu Liu	43	Chief Operating Officer and Secretary
Hai Cui	39	Vice President, Head of Bank Kiosk Unit
Wen Hu	40	Vice President, Head of Television Operations
Li Wang	45	Vice President, Head of Human Resources
Bing Zhang	39	Vice President, Head of Business Development and Administration
Min Wu	36	Finance Director
Xinwei Liu	33	Vice General Manager, Head of 28.com

Handong Cheng, Chief Executive Officer, President and Director

Mr. Cheng has served as Chief Executive Officer of China Net since September 2007.  Prior to that role, from October 2003 to September 2007, Mr. Cheng acted as President of China Net Online Advertising Limited.  Mr. Cheng holds an EMBA from Guanghua School of Management in Beijing, and a degree in economic law from the College of Law of Wuhan University.

Zhige Zhang, Chief Financial Officer, Treasurer and Director

           Mr. Zhang has served as Chief Financial Officer of China Net since January 2009.  Prior to that role, from January 2008 to January 2009, Mr. Zhang served as Executive Director of China Net.  From January 2007 to December 2007, Mr. Zhang was Director and Vice President of Fu Jian Rong Ji Software Limited.  From August 2002 to December 2006, Mr. Zhang acted as Chief Operating Officer of Beijing HSHZ Information System Engineering Company.  Mr. Zhang holds a degree in industry design from Guilin University of Electronic Technology.

Kotoi Horofumi, Director

Mr. Horofumi is the President of SJ Holdings Inc. and has served as President since July 2009.  From June 2001 to July 2009, Mr. Horofumi served as Vice President of SJ Holdings Inc.  Mr. Horofumi holds a Ph.D in Information Technology from the University of Tokyo.

Xuanfu Liu, Chief Operating Officer and Secretary

Mr. Liu joined Business Opportunity Online as a Vice President in January 2004, and has served as Chief Operating Officer of China Net since September 2007.  Prior to joining Business Opportunity Online, Mr. Liu acted as a human resources officer at Chang Jiang Wired Electricity Factory in Wuhan, China.  Mr. Liu is the brother of Xinwei Liu.

Hai Cui, Vice President

Mr. Cui has served as a Vice President and Head of the Bank Kiosk Unit since 2008.   Prior to serving in that role, from 2005 to 2007, Mr. Cui served as a director and General Manager of Shanghai Borongdingsi. From 2001 to 2005, Mr. Cui was General Manager of Guang Zhou Hui Gang Technology Co., Limited.  Mr. Cui holds a M.S. in Computer Engineering from the College of Information Engineering, University of Zhengzhou.

Wen Hu, Vice President

Mr. Hu has served as a Vice President and Head of Television Operations since October 2007.   Prior to serving as a Vice President of China Net, from October 2005 to September 2007, Mr. Hu acted as Vice General Manager of China Net in a leadership role in our television unit.  Prior to joining China Net, from March 1999 to February 2004, Mr. Hu was Vice General Manager of Beijing Te Li Jie Tidy Technology Limited.  Mr. Hu graduated in 1991 from Hu Bei Xiao Gan City Radio and Television University.

Li Wang, Vice President

Ms. Wang has served as a Vice President and Head of Human Resources since September 2007.  Prior to serving in that role, from August 2005 to August 2007, Ms. Wang acted as Senior Financial Director of China Net Online Advertising Limited.  From November 2001 to July 2005, Ms. Wang acted as Financial Director for Tidynet Cleaning Technology Limited, Beijing.  Ms. Wang holds a degree in accounting from Hu Bei Xiao Gan District Business School (Now Xiao Gan Professional Technology College).

Bing Zhang, Vice President

Mr. Zhang has served as a Vice President and Head of Business Development and Administration since 2008.   Prior to serving in that role, from 2004 to 2007, Mr. Zhang acted as a Senior Consultant to China Net Online Advertising Limited. From 2001 to 2003, Mr. Zhang acted as General Manager for Shanghai JOINNS Company.  Mr. Zhang holds a M.S. in Chemical Engineering Technology from School of Chemical Engineering, University of Zhengzhou.

Min Wu, Finance Director

Ms. Wu has served as Finance Director and principal accounting officer of China Net since February 2009.  Prior to serving in that role, from May 2005 to December 2007, Ms. Wu acted as Financial Manager of Neotel Telecom Engineering Co., Limited.  From February 2001 to May 2003, Ms. Wu acted as Accountant for Shenzhen Branch of Shanghai Pudong Development Bank.  Ms. Wu holds a degree in business management from Zhongnan University of Economics and Law, and a MBA from University of Science and Technology, Beijing.

Xinwei Liu, Vice General Manager

Mr. Liu has served as Vice General Manager and Head of 28.com since 2005. Prior to becoming Vice General Manager of China Net, from 2003 to 2005, Mr. Liu acted as Managing Director of the China Net Advertising Department. Mr. Liu is the brother of Xuanfu Liu.

Family Relationships

There are no family relationships between any of our directors or executive officers except that Mr. Xuanfu Liu is the brother of Mr. Xinwei Liu.

Compensation of Officers

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2007 and 2008 to each of the following named executive officers.

  Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)		Total ($)

G. Edward Hancock Former President	2008 2007	$ $	6,300 3,232	$ $	6,300 3,232

Handong Cheng, Chairman of the Board, President, Chief Executive Officer	2008 2007	$ $	12,009 8,824	$ $	12,009 8,824

Zhige Zhang, Chief Financial Officer, Treasurer and Secretary	2008 2007		- -		- -

Xuanfu Liu Chief Operating Officer and Secretary	2008 2007		- -		- -

Hai Cui Vice President, Head of Bank Kiosk Unit	2008 2007		- -		- -

Wen Hu Vice President, Head of Television Operations	2008 2007	$ $	7,531 -	$ $	7,531 -

Li Wang Vice President, Head of Human Resources	2008 2007	$ $	8,999 6,096	$ $	8,999 6,096

Bing Zhang Vice President, Head of Business Development and Administration	2008 2007		- -		- -

Min Wu Finance Director	2008 2007		- -		- -

Xinwei Liu Vice General Manager, 28.com	2008 2007	$ $	9,729 7,721	$ $	9,729 7,721

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $12,009.  In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

We are currently negotiating definitive employment agreements with our executive officers.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors, but may participate in the Company’s incentive compensation program.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

We do not have any independent directors and our board of directors is in the process of searching for suitable candidates.  Our board of directors does not have any committees, as companies whose securities are traded on the OTC Bulleting Board are not required to have board committees.  However, at such time in the future that we appoint independent directors on our board we expect to form the appropriate board committees.

Certain Relationships and Related Transactions

PRC law currently limits foreign equity ownership of companies that provide value-added telecommunication services and advertisement services (in case the parent company is not qualified).  To comply with these foreign ownership restrictions, we operate our business in China through a series of contractual arrangements with the PRC Operating Subsidiaries and its shareholders.  Some of the shareholders of the PRC Operating Subsidiaries are also our directors and executive officers. These agreements are summarized as follows:

Exclusive Business Cooperation Agreements

Pursuant to Exclusive Business Cooperation Agreements entered into by and between Rise King WFOE and each of the PRC Operating Subsidiaries in October 2008, Rise King WFOE has the exclusive right to provide to the PRC Operating Subsidiaries complete technical support, business support and related consulting services, which include, among other things, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Each PRC Operating Subsidiary has agreed to pay an annual service fee to Rise King WFOE equal to 100% of its audited total amount of operational income each year.  Each PRC Operating Subsidiary has also agreed to pay a monthly service fee to Rise King WFOE equal to 100% of the net income generated on a monthly basis. The payment and terms of payment are fixed to ensure that Rise King WFOE obtains 100% of the net income for that month, although adjustments may be made upon approval by Rise King WFOE to provide for operational needs. If at year end, after an audit of the financial statements of any PRC Operating Subsidiary, there is determined to be any shortfall in the payment of 100% of the annual net income, such PRC Operating Subsidiary must pay such shortfall to Rise King WFOE. Each agreement has a ten-year term, subject to renewal and early termination in accordance with the terms therein.

Exclusive Option Agreements

Under Exclusive Option Agreements entered into by and among Rise King WFOE, each of the PRC Shareholders, dated as of October 8, 2008, each of the PRC Shareholders irrevocably granted to Rise King WFOE or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interest in any PRC Operating Subsidiary for a purchase price of RMB 10 or a purchase price to be adjusted to be in compliance with applicable PRC laws and regulations. Rise King WFOE or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at the election of Rise King WFOE.

Equity Pledge Agreements

Under the Equity Pledge Agreements entered into by and among Rise King WFOE, the PRC Operating Subsidiaries and each of the PRC Shareholders, dated as of October 8, 2008, the PRC Shareholders pledge, all of their equity interests in  PRC Operating Subsidiaries to guarantee Beijing CNET Online’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Beijing CNET Online or any of the PRC Shareholders breaches his/her respective contractual obligations under this agreement, or upon the occurrence of one of the events regarded as an event of default under each such agreement, Rise King WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. The PRC Shareholders of the PRC Operating Subsidiaries agree not to dispose of the pledged equity interests or take any actions that would prejudice Rise King WFOE's interest, and to notify Rise King WFOE of any events or upon receipt of any notices which may affect Rise King WFOE's interest in the pledge. Each of the equity pledge agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Irrevocable Powers of Attorney

The PRC Shareholders have each executed an irrevocable powers of attorney, dated as of October 8, 2008, to appoint Rise King WFOE as their exclusive attorneys-in-fact to vote on their behalf on all PRC Operating Subsidiary matters requiring shareholder approval.  The term of each power of attorney is valid so long as such shareholder is a shareholder of the respective PRC Operating Subsidiary.

Cooperation Agreement and its Supplementary Agreement

Shanghai Borongdonsi is owned 51% by Beijing CNET Online.  Beijing CNET Online and Shanghai Borongdingsi entered into a cooperation agreement in June 2008, followed up with a supplementary agreement in December 2008, to conduct e-banking advertisement business. Pursuant to the cooperation agreements, Beijing CNET Online committed to purchase equipment, and to provide working capital, technical and other related support to Shanghai Borongdingsi.  Beijing CNET Online owns the equipment used in the kiosk business, is entitled to sign contracts in its name on behalf of the business, and holds the right to collect the advertisement revenue generated from the kiosk business exclusively until the recovery of the cost of purchase of the equipment.  Thereafter, Beijing CNET Online has agreed to distribute 49% of the succeeding net profit generated from the e-banking business, if any, to the minority shareholders of Shanghai Borongdingsi.  The cooperation arrangement is valid till December 2010.

Entrustment Agreement

In accordance with an Entrustment Agreement, dated June 5, 2009, by and between Rise King Investments Limited (“Rise King”) and Handong Cheng, Xuanfu Liu, and Li Sun (collectively, the “Grantees”), Rise King collectively delegated to the Grantees its direct or indirect rights as a stockholder of China Net Online Media Group Limited, CNET Online Technology Limited, Rise King Century Technology Development (Beijing) Co., Ltd., or any subsidiaries of such companies (collectively, the “Covered Companies”), including the direct or indirect right to vote any equity interest in the Covered Companies, or to designate the management of such companies. As a result of the delegation of authority under the Entrustment Agreement, Mr. Cheng, Mr. Liu and Ms. Sun may be deemed to be beneficial owners of the shares of our common stock held by Rise King. Each of Mr. Cheng, Mr. Liu and Ms. Sun disclaim such beneficial ownership, and this Current Report shall not be deemed to be an admission that Mr. Cheng, Mr. Liu, or Ms. Sun is the beneficial owner of any such shares for any purpose.

Share Transfer Agreement

Each of the PRC Shareholders entered into a share transfer agreement (the “Share Transfer Agreements”) with Mr. Yang Li, the sole shareholder of Rise King BVI, which is a 55% shareholder of China Net for purpose of granting incentive options to the PRC Shareholders for the contributions that they have made and will continue to make to Rise King BVI. Under the Share Transfer Agreements, Mr. Li granted to each of the PRC Shareholders an option to acquire, in the aggregate 10,000 shares of Rise King BVI (4,600 by Mr. Handong Cheng, 3,600 by Mr. Xuanfu Liu and 1,800 by Ms. Li Sun), representing 100% of the issued and outstanding shares of Rise King BVI, at a purchase price of $1 per share (the par value of Rise King BVI’s common stock), provided that certain financial performance thresholds are met by the China Net Companies.

Under the terms of each Share Transfer Agreement, the PRC Shareholders will have the right to purchase the aggregate 10,000 shares of Rise King BVI as follows: (1) one-third of the shares at $1 per share if the China Net Companies generate at least RMB 100,000,000 of gross revenue for the twelve-month period from January 1, 2009 to December 31, 2009; (2) one-third of the shares at $1 per share when the China Net Companies generate at least RMB 60,000,000 of gross revenue for the six-month period from January 1, 2010 to June 30, 2010; and (3) one-third of the shares at $1 per share when the China Net Companies generate at least RMB 60,000,000 of gross revenue for the six-month period from July 1, 2010 to December 31, 2010.  In the event that the China Net Companies do not achieve any of the performance targets specified above, the PRC Shareholders may exercise the applicable option at the alternative exercise price of $2 per share. If the PRC Shareholders purchase all shares eligible for purchase under the Share Transfer Agreement, the PRC Shareholders will become China Net’s controlling shareholders through their beneficial ownership of Rise King BVI.

The Share Transfer Agreements were entered into on April 28, 2009. Subject to registering with the State Administration of Foreign Exchange (SAFE) prior to the exercise and issuance of the option shares under the Share Transfer Agreements, which is an administrative task, there is no prohibition under PRC laws for the PRC Shareholders to earn an interest in Rise King BVI after the PRC Restructuring is consummated in compliance with PRC law.

Item 5.06 Change in Shell Company Status

As described in Item 1.01 of this Form 8-K, on June 26, 2009, we entered into the Exchange Agreement and consummated the Share Exchange, pursuant to which we acquired all of the issued and outstanding ordinary shares of China Net in exchange for the issuance of the Shares to the shareholders of China Net.

As a result of the Share Exchange, China Net became our wholly-owned operating subsidiary and, upon the issuance of the Shares, the former shareholders of China Net owned in the aggregate, approximately 87.43% of all of our issued and outstanding stock. We currently have a total of 15,744,300 issued and outstanding shares of Common Stock.

As the result of the consummation of the Share Exchange, we would not be considered a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 8.01 Other Events

On June 29, 2009, we issued a press release announcing the consummation of the  transactions contemplated by the Share Exchange Agreement. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

(i) Audited Financial Statements of China Net Online Media Group Limited as of and for the fiscal years ended December 31, 2008 and 2007 and the notes related thereto

(b) Proforma Financial Information
(i) Unaudited proforma financial statements of Emazing Interactive, Inc. and the notes realted thereto

(d) Exhibits

Exhibit No.	Description
2.1
Share Exchange Agreement, dated as of June 26, 2009, by and among Emazing Interactive, Inc., G. Edward Hancock, China Net Online Media Group Limited, and the shareholders of China Net Online Media Group Limited.

2.2	Escrow Agreement, dated as of June 8, 2009, by and between Emazing Interactive, Inc., China Net Online Media Group Limited, Edward Hancock and Leser, Hunter, Taubman & Taubman.
3.1	Articles of Incorporation of Emazing Interactive, Inc., as amended
4.1	Registration Rights Agreement, dated as of June 26, 2009, by and among Emazing Interactive, Inc. and certain stockholders listed therein.
10.1	Exclusive Business Cooperation Agreement, dated October 8, 2008, by and between Rise King Century Technology Development (Beijing) Co., Ltd. and Beijing CNET Online Advertising Co., Ltd.
10.2
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.3
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.4
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.5
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.6
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.7
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.8
Power of Attorney of Handong Cheng, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Beijing CNET Online Advertising Co., Ltd.

10.9
Power of Attorney of Xuanfu Liu, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Beijing CNET Online Advertising Co., Ltd.

10.10
Power of Attorney of Li Sun, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as her agent and attorney in connection with her equity interest in Beijing CNET Online Advertising Co., Ltd.

10.11
Exclusive Business Cooperation Agreement, dated October 8, 2008, by and between Rise King Century Technology Development (Beijing) Co., Ltd. and Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.12
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.13
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.14
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.15
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.16
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.17
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.18
Power of Attorney of Handong Cheng, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.19
Power of Attorney of Xuanfu Liu, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.20
Power of Attorney of Li Sun, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as her agent and attorney in connection with her equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.21	Entrustment Agreement, dated June 5, 2009, by and between Rise King Investments Limited and Handong Cheng, Xuanfu Liu and Li Sun.
10.22	Share Transfer Agreement, dated April 28, 2009, by and between Yang Li and Handong Cheng
10.23	Share Transfer Agreement, dated April 28, 2009, by and between Yang Li and Xuanfu Liu
10.24	Share Transfer Agreement, dated April 28, 2009, by and between Yang Li and Li Sun
10.25
Internet Banking Experiencing All-in-One Engine Strategic Cooperation Agreement, dated August 7, 2008, by and between Henan Branch of China Construction Bank and Shanghai Borong Dingsi Computer Technology Co., Ltd.

10.26	Cooperation Agreement, dated July 8, 2008, by and between Beijing CNET Online Advertising Co., Ltd. and Shanghai Borongdingsi Computer Technology Co., Ltd.
10.27	Supplemental Agreement to the Cooperation Agreement, dated December 10, 2008, by and between Beijing CNET Online Advertising Co., Ltd. and Shanghai Borongdingsi Computer Technology Co., Ltd.
10.28	Office Lease Agreement, dated January 1, 2009, by and between Beijing YuQuanHuiGu Realty Management Ltd. Co. and Business Opportunity Online (Beijing) Network Technology Ltd. Co.
10.29	Office Lease Agreement, dated January 1, 2009, by and between Beijing YuQuanHuiGu Realty Management Ltd. Co. and Beijing CNET Online Advertising Co., Ltd.
10.30	Office Lease Agreement, dated January 1, 2009, by and between Beijing YuQuanHuiGu Realty Management Ltd. Co. and Rise King Century Technology Development (Beijing) Co., Ltd.
23.1	Consent of Bernstein & Pinchuk LLP
99.1	Press Release dated June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:      /s/ Handong Cheng
Name: Handong Cheng
Title:   Chief Executive Officer
Dated: July 2, 2009

Exhibit No.	Description
2.1
Share Exchange Agreement, dated as of June 26, 2009, by and among Emazing Interactive, Inc., G. Edward Hancock, China Net Online Media Group Limited, and the shareholders of China Net Online Media Group Limited.

2.2	Escrow Agreement, dated as of June 8, 2009, by and between Emazing Interactive, Inc., China Net Online Media Group Limited, Edward Hancock and Leser, Hunter, Taubman & Taubman.
3.1	Articles of Incorporation of Emazing Interactive, Inc., as amended
4.1	Registration Rights Agreement, dated as of June 26, 2009, by and among Emazing Interactive, Inc. and certain stockholders listed therein.
10.1	Exclusive Business Cooperation Agreement, dated October 8, 2008, by and between Rise King Century Technology Development (Beijing) Co., Ltd. and Beijing CNET Online Advertising Co., Ltd.
10.2
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.3
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.4
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.5
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.6
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.7
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Beijing CNET Online Advertising Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Beijing CNET Online Advertising Co., Ltd.

10.8
Power of Attorney of Handong Cheng, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Beijing CNET Online Advertising Co., Ltd.

10.9
Power of Attorney of Xuanfu Liu, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Beijing CNET Online Advertising Co., Ltd.

10.10
Power of Attorney of Li Sun, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as her agent and attorney in connection with her equity interest in Beijing CNET Online Advertising Co., Ltd.

10.11
Exclusive Business Cooperation Agreement, dated October 8, 2008, by and between Rise King Century Technology Development (Beijing) Co., Ltd. and Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.12
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.13
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.14
Exclusive Option Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.15
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Handong Cheng with respect to Mr. Cheng’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.16
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Xuanfu Liu with respect to Mr. Liu’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.17
Equity Interest Pledge Agreement, dated as of October 8, 2008, by and among Rise King Century Technology Development (Beijing) Co., Ltd., Business Opportunity Online (Beijing) Network Technology Co., Ltd. and Li Sun with respect to Ms. Sun’s equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.18
Power of Attorney of Handong Cheng, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.19
Power of Attorney of Xuanfu Liu, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as his agent and attorney in connection with his equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.20
Power of Attorney of Li Sun, dated as of October 8, 2008, appointing Rise King Century Technology Development (Beijing) Co., Ltd. as her agent and attorney in connection with her equity interest in Business Opportunity Online (Beijing) Network Technology Co., Ltd.

10.21	Entrustment Agreement, dated June 5, 2009, by and between Rise King Investments Limited and Handong Cheng, Xuanfu Liu and Li Sun.
10.22	Share Transfer Agreement, dated April 28, 2009, by and between Yang Li and Handong Cheng
10.23	Share Transfer Agreement, dated April 28, 2009, by and between Yang Li and Xuanfu Liu
10.24	Share Transfer Agreement, dated April 28, 2009, by and between Yang Li and Li Sun
10.25
Internet Banking Experiencing All-in-One Engine Strategic Cooperation Agreement, dated August 7, 2008, by and between Henan Branch of China Construction Bank and Shanghai Borong Dingsi Computer Technology Co., Ltd.

10.26	Cooperation Agreement, dated July 8, 2008, by and between Beijing CNET Online Advertising Co., Ltd. and Shanghai Borongdingsi Computer Technology Co., Ltd.
10.27	Supplemental Agreement to the Cooperation Agreement, dated December 10, 2008, by and between Beijing CNET Online Advertising Co., Ltd. and Shanghai Borongdingsi Computer Technology Co., Ltd.
10.28	Office Lease Agreement, dated January 1, 2009, by and between Beijing YuQuanHuiGu Realty Management Ltd. Co. and Business Opportunity Online (Beijing) Network Technology Ltd. Co.
10.29	Office Lease Agreement, dated January 1, 2009, by and between Beijing YuQuanHuiGu Realty Management Ltd. Co. and Beijing CNET Online Advertising Co., Ltd.
10.30	Office Lease Agreement, dated January 1, 2009, by and between Beijing YuQuanHuiGu Realty Management Ltd. Co. and Rise King Century Technology Development (Beijing) Co., Ltd.
23.1	Consent of Bernstein & Pinchuk LLP
99.1	Press Release dated June 29, 2009

CHINA NET ONLINE MEDIA GROUP LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Pages

Report of independent registered public accounting firm	F-1

Consolidated balance sheets as at December 31, 2008 and 2007	F-2

Consolidated statements of operations and comprehensive income for the years ended
December 31, 2008 and 2007	F-3

Consolidated statements of cash flows for the years ended December 31, 2008 and 2007	F-4

Consolidated statements of changes in stockholders’ equity for the years ended
December 31, 3008 and 2007	F-5

Notes to the consolidated financial statements	F-6

Unaudited consolidated balance sheets as at March 31, 2009 and December 31, 2008	F-25

Unaudited consolidated statements of operations and comprehensive
income for the three months ended March 31, 2009 and 2008	F-26

Unaudited consolidated statements of cash flows for the three months ended
March 31, 2009 and 2008	F-27

Notes to the consolidated financial statements	F-28

B&P

Bernstein & Pinchuk

ACCOUNTANTS AND CONSULTANTS

# REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

To the Board of Directors and Stockholders of
China Net Online Media Group Limited

We have audited the accompanying consolidated balance sheets of China Net Online Media Group Limited, ("the Company") as of December 31, 2008 and 2007, and the related statements of operations and comprehensive income, stockholders' equity, and cash flows for the years then ended. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Bernstein & Pinchuk LLP

New York, NY
May 25, 2009

Bernstein & Pinchuk LLP

**NEW YORK OFFICE** Seven Penn Plaza Suite 830 New York New York 10001 Tel 212.279.7900 Fax 212.279.7901

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北京市朝阳区朝阳门外12号 昆泰国际大厦2516室 北京 中国 100020 电话: 0086.10.58790665 传真: 0086.10.58797354

www.bpaccountants.com

*Members of the AICPA and NYSSCPA's / PCAOB Registered*

CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As at December 31,
	2008	2007
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	2,679	317
Accounts receivable	978	211
Other receivables	-	190
Prepayment and deposit to suppliers	4,072	419
Due from related parties	109	-
Due from Control Group (see Note 1)	243	416
Due from directors	-	513
Inventories	1	4
Other current assets	46	7
Total current assets	8,128	2,077

Property and equipment, net	678	164
Intangible asset, net	-	1
Other long-term assets, net	7	-
	8,813	2,242
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	37	302
Advances from customers	608	122
Other payables	1,333	4
Accrued payroll and other accruals	66	42
Due to related parties	346	22
Due to Control Group (See Note 1)	1,149	561
Due to director	10	-
Taxes payable	1,746	768
Total current liabilities	5,295	1,821

Long-term borrowing from director	128	-

Stockholders’ equity:

Common stock ($ 1 par value at December 31, 2008; Authorized-50,000 shares at December 31, 2008; Issued and outstanding-10,000 shares at December 31, 2008)	10	-
Additional paid-in capital	603	515
Appropriated retained earnings	304	67
Unappropriated retained earnings (deficit)	2,370	(193)
Accumulated other comprehensive income	103	32
Total stockholders’ equity	3,390	421

	8,813	2,242

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except for number of shares and per share data)

	For the Years Ended December 31,
	2008	2007
	(US $)	(US $)

Sales	21,508	7,570
Cost of sales	13,786	4,674
Gross margin	7,722	2,896

Operating expenses
Selling expenses	2,705	2,132
General and administrative expenses	1,041	410
Research and development expenses	202	106
	3,948	2,648
Income from operations	3,774	248

Other income (expense):
Interest income	8	2
Other income	-	-
Other expense	(20)	(61)
	(12)	(59)
Income before income tax expense	3,762	189
Income tax expense	962	405

Net income (loss)	2,800	(216)

Other comprehensive income
Foreign currency translation gain	71	15
Comprehensive income (loss)	2,871	(201)

Earnings (loss) per share
Earnings (loss) per share
Basic and diluted	280	(22)

Weighted average number of common shares outstanding
Basic and diluted	10,000	10,000

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years ended December 31,
	2008	2007
	(US $)	(US $)
Cash flows from operating activities
Net income (loss)	2,800	(216)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and Amortization	77	25
Disposal of fixed assets	6	61
Changes in operating assets and liabilities
Accounts receivable	(741)	(186)
Other receivables	200	63
Prepayment and deposit to suppliers	(3,570)	(292)
Due from related parties	(107)	-
Due from/(to) Control Group	749	122
Other current assets	(33)	(11)
Accounts payables	(281)	159
Advances from customers	471	114
Accrued payroll and other accruals	21	21
Due to related parties	317	21
Taxes payable	912	676
Net cash provided by operating activities	821	557

Cash flows from investing activities
Purchases of vehicles and office equipment	(490)	(102)
Purchases of Intangible and other long-term assets	(7)	(1)
Net cash used in investing activities	(497)	(103)

Cash flows from financing activities
Increase of long term borrowing from director	126	-
Increase of paid-in capital in VIEs	-	263
(Increase)/decrease in due from directors	548	(492)
Increase/(decrease) in other payables	1,307	(9)
Net cash provided by (used in) financing activities	1,981	(238)

Effect of exchange rate fluctuation on cash and cash equivalents	57	14

Net increase in cash and cash equivalents	2,362	230
Cash and cash equivalents at beginning of year	317	87
Cash and cash equivalents at end of year	2,679	317

Supplemental disclosure of cash flow information

Interest paid	-	-
Income taxes paid	673	13

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except for number of shares)

	Number of common stock	Common stock	Additional paid-in Capital	Appropriated retained earnings	Unappropriated retained earnings	Accumulated other comprehensive income	Total shareholders’ equity

		US $	US $	US $	US $	US $	US $

Balance at January 1, 2007	-	-	241	4	86	17	348

Increase of paid-in capital of VIE	-	-	274	-	-	-	274

Net loss for the year	-	-	-	-	(216)	-	(216)

Statutory surplus reserve appropriated	-	-	-	63	(63)	-	-

Foreign currency translation adjustment	-	-	-	-	-	15	15

Balance at December 31, 2007	-	-	515	67	(193)	32	421

Balance at January 1, 2008	-	-	515	67	(193)	32	421

Issue of common stock	10,000	10	-	-	-	-	10

Increase of paid-in capital of VIE	-	-	88	-	-	-	88

Net income for the year	-	-	-	-	2,800	-	2,800

Statutory surplus reserve appropriated	-	-	-	237	(237)	-	-

Foreign currency translation adjustment	-	-	-	-	-	71	71

Balance at December 31, 2008	10,000	10	603	304	2,370	103	3,390

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

The accompanying consolidated financial statements include the accounts of China Net Online Media Group Limited (the “Company”), and its subsidiaries and Variable Interest Entities (“VIEs”), CNET Online Technology Co., Ltd. (“CNET Online Hong Kong”), Rise King Century Technology Development (Beijing) Co., Ltd. (“Rise King Century”), Beijing CNET Online Advertising Co., Ltd. (“CNET Online Beijing”), Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“28.com”).  The Company and its subsidiaries and VIEs are collectively referred to as the “Group”.  Details of the Company’s subsidiaries and VIEs are as follows:

China Net Online Media Group Limited (the “Company”) was established in the British Virgin Islands (“BVI”) on August 13, 2007. The Company itself has no significant business operations and assets other than holds equity interests in its subsidiaries and VIEs through a series of reorganization activities described below (the “Reorganization”).

CNET Online Technology Co., Ltd. (“CNET Online Hong Kong) was established as an Investment Holding Company by the Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on September 4, 2007.

Rise King Century Technology Development (Beijing) Co., Ltd. (“Rise King Century”) was established as a wholly foreign owned enterprise on January 17, 2008 in Beijing, the PRC by CNET Online Hong Kong.  The registered capital of Rise King Century is HK$ 1,000,000 (equal to USD127,674). Rise King Century is principally engaged in developing and selling of computer software and providing related technical supports and business consulting services to its VIEs.

Beijing CNET Online Advertising Co., Ltd. (“CNET Online Beijing”) was established as a limited liability company on January 27, 2003 in Beijing, the PRC. The registered capital of CNET Online is RMB1,000,000 (equal to USD 120,675). CNET Online is principally engaged in reselling of TV advertising time purchased from TV stations to small & medium franchisors in the franchise industry.

CNET Online Beijing signed a cooperation agreement in June 2008 and followed up with a supplementary agreement in December 2008 with Shanghai Borongdingsi Computer Technology Co., Ltd. (“Borongdingsi”) to conducting bank kiosk advertisement business. The business is based on a franchise agreement between Borongdingsi and Henan provincial branch of China Construction Bank which allows Borongdingsi or its designated party to conduct in-door advertisement business within the business outlets across its business outlets throughout Henan province. The franchise agreement was termed eight years starting August 2008.

However, Borongdingsi was not able to conduct the advertisement as a stand-alone business due to the lack of advertisement business license and supporting financial resources. Pursuant to the agreements signed between CNET Online Beijing and Borongdingsi, CNET Online Beijing committed to purchasing equipment, providing working capital, technical and other related supports to this business.  CNET Online Beijing owns the equipment and is entitled to signing contracts in its name, collecting the advertisement revenue generated from this business exclusively until the recovery of the purchase cost of the equipment. The succeeding net profit generated from the business, if any, will be distributed to CNET Online Beijing and three individual shareholders of Borongdingsi at a proportion of 51% and 49% respectively. According to the above agreements and facts, although CNET Online Beijing legally owns 51% of Borongdingsi’s interests, CNET Online Beijing only controls the assets and liabilities related to the bank kiosk business, which has been all included in CNET Online Beijing’s financial statements, but not controls other assets of Borongdingsi’s, thus, Borongdingsi’s financial statements were not consolidated by the Company.

Business Opportunity Online (Beijing) Network Technology Co., Ltd (“28.com”) was established as a limited liability company on December 8, 2004 in Beijing, the PRC. The original registered capital of 28.com is RMB 1,000,000 (equal to USD 120,678) and was increased to RMB 3,000,000 (equal to USD394,123) in July, 2007. 28.com is principally engaged in providing internet advertising services and related technical support services on its portal website www.28.com and reselling of internet advertisement resources purchased from other portal websites in bulk to small & medium franchisors in the franchise industry.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CNET Online Beijing and 28.com were commonly controlled by the same three shareholders, with ownership of 46% by Mr. Handong CHENG, 36% by Mr. Xuanfu LIU and 18% by Ms. Li SUN respectively (collectively “the Control Group”) prior to a reorganization (“the Reorganization”) in October, 2008.

In order to comply with PRC laws and regulations which prohibit foreign control of companies in certain industries and in contemplation of a reverse acquisition (“Acquisition”) with a public shell company in the United States by the Company, effective control over CNET Online Beijing and 28.com was transferred to Rise King Century (the wholly-owned subsidiary of the Company) through a series of contractual arrangements without transferring legal ownership in CNET Online Beijing and 28.com (see Note 2). As a result of these contractual arrangements, Rise King Century maintained the ability to approve decision made by CNET Online Beijing and 28.com and was entitled to substantially all of the economic benefits of CNET Online Beijing and 28.com.  Therefore, the Company consolidates CNET Online Beijing and 28.com in accordance with Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and its related interpretations (including but not limited to Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority—Owned Subsidiaries”, and FASB Interpretation No. 46R., “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”)) and Regulation S-X 3A-02.  Immediately before and after the Reorganization, the Control Group controlled CNET Online Beijing and 28.com, therefore the Reorganization is accounted for as a transaction between entities under common control in a manner similar to pooling of interests. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the period presented.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries and VIEs. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation.  From January 1, 2007 through October 31, 2008, the financial statements are under combined basis, because CNET online and 28.com was under the same management of the Control Group and from October 31, 2008 through December 31, 2008, the financial statements are under consolidated basis.

PRC laws and regulations restrict foreign ownership of companies that provide internet content or information services. To comply with these foreign ownership restrictions, the Company operates its internet advertising services in the PRC through CNET Online Beijing and 28.com, which are entities legally owned by the Control Group, and hold the license and approvals to provide internet content and information services in the PRC. In October 2008, a series of agreements were entered into amongst Rise King Century (a wholly-owned subsidiary of the Company), CNET Online Beijing, 28.com and the Control Group, providing Rise King Century the ability to control CNET Online Beijing and 28.com, including its financial interest as described below.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CNET Online Beijing and 28.com entered into a ten year “Exclusive Business Cooperation Agreement” with Rise King Century to appoint Rise King Century as its exclusive services provider to provide comprehensive technical support, business support and related consulting services. CNET Online Beijing and 28.com pay the consulting and service fees which equal to 100% of the net profit, respectively to Rise King Century within the effective period of the “Exclusive Business Cooperation Agreement.

To ensure CNET Online Beijing and 28.com to fully fulfill their obligations under the “Exclusive Business Cooperation Agreement”, the Control Group signed the “Equity Interest Pledge Agreement” and the “Power of Attorney” with Rise King Century to pledge all of its interests in both CNET Online Beijing and 28.com to Rise King Century respectively, and irrevocably authorized Rise King Century as sole exclusive agent to act on their behalf to exercise the rights relating to its shareholding, including but not limited to voting rights, within the effective period of the “Exclusive Business Cooperation Agreement”.  CNET Online Beijing and 28.com as parties of this agreement agreed to the grant by the Control Group of the Equity Interest Pledge and exercising shareholding rights to Rise King Century.

The Control Group also signed an “Exclusive Interest Purchase Option Agreement” with Rise King Century respectively to ensure that the Control Group irrevocably agreed that, on the condition that it is permitted by the PRC laws, Rise King Century has the right to purchase, or designate one or more persons to purchase the Control Group’s equity interests in CNET Online Beijing and 28. com once or at multiple times at any time in part or in whole at Rise King Century’s sole and absolute discretion and at the agreed price stipulated in the agreement.  CNET Online Beijing and 28.com as a party of this agreement respectively agreed to the grant by the Control Group of the Exclusive Equity Interest Purchase Option to Rise King Century.

The controlling shareholder of the Company is Rise King Investments Limited, a company registered in BVI, (“Rise King BVI”), who holds 55% of the Company’s common stock. The sole registered shareholder of Rise King BVI, Mr. Yang LI, who owns 10,000 common stock of Rising King BVI, entered into slow-walk agreements with the Control Group individuals respectively, pursuant to which, upon the satisfaction of certain conditions, the Control Group individuals have the option to purchase up the 10,000 shares of Rise King BVI, (4,600 by Mr. Handong CHENG, 3,600 by Mr. Xuanfu Liu and 1,800 by Ms. Li SUN) owned by Mr. Yang LI, at a purchase price of US$ 1 per share (the par value of Rise King BVI’s common stock).  Under the terms of the slow-walk agreement, the Control Group will have the right to purchase the shares as follows: (1) one-third of the shares when the Group will generate at least RMB 100,000,000 of the gross revenue for twelve months commencing from January 1, 2009 to December 31, 2009 (the “Performance Period I”);  (2) one-third of the shares when the Group will generate at least RMB 60,000,000 of the gross revenue for six months commencing from January 1, 2010 to June 30, 2010 (the “Performance Period II); (3) one-third of the shares when the Group generates at least RMB 60,000,000 of the gross revenue for six months commencing from July 1, 2010 to December 31, 2010 (the “Performance Period III”).  In the event that the Group does not achieve the performance targets specified above, then the Control Group individuals may exercise the Option at the Alternative Exercise Price (which is US$ 2 per share), on the date that the Acquisition has been completed or abandoned.  Each Control Group individual may purchase one-third of the total number of shares that he or she is eligible to purchase under the slow-walk agreement upon the satisfaction of each condition described above. If the Control Group individuals purchase all shares eligible for purchase under the slow-walk agreement, the Control Group will become the Company’s controlling shareholders.

The Control Group individuals also entered an Entrustment Agreement with Rise King BVI collectively, pursuant to which, based on the 55% equity interest held in the Group directly or indirectly, Rise King BVI entrusts the Control Group to manage the Group companies to the extent provided below:

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Rise King BVI irrevocably authorizes the Control Group act on behalf of Rise King BVI, as the exclusive agents and attorneys with respect to all matters concerning Rise King BVI’s Shareholding, during the validity period of this Agreement, including the rights as below:

●	Attending the shareholders’ meeting;

●
Exercising all the shareholder’s rights and shareholder’s voting rights enjoyed by Rise King BVI under the laws and the articles of associations of the Company and each Group Companies, (collectively “the Group”) including without limitation voting for and making decisions on the increase or reduction of the authorized capital/registered capital, issuing company bonds, merger, division, dissolution, liquidation of the Group or change of Group’ type, amendment to the articles of association of the Group.

●	Designating and appointing the legal representatives (the chairman of the Board), directors, supervisors, general managers and other senior officers of the Group.

The Control Group also agrees and confirms that each of them shall act in concert with one another when exercising all of their rights (including but not limited to the voting rights) authorized to them in this Agreement.

The Entrustment Period commences on the execution date of this agreement and shall be effective within a period of 10 years.  During the Entrustment period, this agreement shall not be rescinded or terminated by any party unless unanimously agreed by all parties.

With the above agreements, The Company demonstrated its ability to control CNET Online Beijing and 28.com, which are under the common control and management of the Control Group after the Reorganization.

Foreign currency translation

The functional currency of the Company is United States dollars (“US$”), and the functional currency of CNET Online Hong Kong is Hong Kong dollars (“HK$”).  The functional currency of the Company’s PRC VIEs is the Renminbi (“RMB’), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company’s PRC VIEs, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar (“U.S. dollar”). Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders' equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

                                  The exchange rates applied are as follows:

	2008	2007
Year end RMB exchange rate	6.8542	7.3141
Average RMB exchange rate	6.9623	7.6172

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

c)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

d)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

e)	Accounts receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Group did not have any off-balance-sheet credit exposure relating to its customers, suppliers or others. As of December 31, 2008 and 2007, management has determined that no allowance for doubtful accounts is required.

f)	Inventories

Inventories, consisting mainly of low value consumable articles are stated at the lower of cost or market value. Inventories are charged to expense when being withdrawn.

g)	Property and equipment

Vehicle, office Equipment and electronic devices

Vehicles, office equipment and electronic devices are recorded at cost less accumulated depreciation. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Vehicles	5 years
Office equipment	3-5 years
Electronic devices	5 years

Depreciation expense is included in selling expenses, research and development expenses and general and administrative expenses.

When vehicles, office equipment and electronic devices are retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon.  Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expenses as incurred.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value. There were no impairment losses in the years ended December 31, 2008 and 2007.

h)	Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivables from third and related parties, other receivables, amount due from Control Group and director, other current assets, accounts payable, other payables and amount due to related parties, Control Group and director approximate their fair values due to their short term nature.

The fair value is estimated by discounting the future cash flow using an interest rate which approximated the rate for which the financial institution would charge borrowers with similar credit ratings and remaining maturities.

i)	Revenue recognition

The Group's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, “Revenue Recognition”. (i) persuasive evidence of an arrangement exists, (ii) the service has been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured.

Advertising Revenue

Advertising revenues include revenues from reselling of advertising time purchased from TV stations and internet advertising, reselling of internet advertising spaces and sponsored search services. No revenue from advertising-for-advertising barter transactions was recognized because the transactions did not meet the criteria for recognition in EITF abstract issue no 99-17.  Advertising contracts establish the fixed price and advertising services to be provided.  Pursuant to advertising contracts, the Group provides advertisement placements in different formats, including but not limited to banners, links, logos, buttons, rich media and content integration. Revenue is recognized ratably over the period the advertising is provided and, as such, the Group considers the services to have been delivered. The Group treats all elements of advertising contracts as a single unit of accounting for revenue recognition purposes.  Based upon the Group’s credit assessments of its customers prior to entering into contracts, the Group determines if collectability is reasonably assured.  In situations where collectability is not deemed to be reasonably assured, the Group recognizes revenue upon receipt of cash from customers, only after services have been provided and all other criteria for revenue recognition have been met.

j)	Cost of revenue

Cost of sales primarily includes services and media resources purchased from third parties, labor cost and benefits and PRC business tax.

k)	Advertising cost

Advertising costs are expensed when incurred and are included in “selling expenses” in the statement of operations. For the years ended December 31, 2008 and 2007, advertising expenses were approximately US$1,937,000 and US$1,790,000 respectively.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

l)	Research and development expenses

Research and development expenses, related to both present and future service offerings are charged to operations as incurred.  Expenses for research and development for the years ended December 31, 2008 and 2007 were approximately US$202,000 and US$106,000 respectively.

m)	Lease

Leases are classified at the inception date as either a capital lease or an operating lease.  For the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lesser at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital lease for any of the periods stated herein.

n)	Income taxes

The Group follows the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. The Group had no deferred tax assets and liabilities recognized for any of the periods stated herein.

o)	Uncertain tax positions

The Group adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the year ended December 31, 2008 and 2007, the Group did not have any interest and penalties associated with tax positions and the Group did not have any significant unrecognized uncertain tax positions.

p)	Earning per share

Earning per share is calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing income attributable to holders of common stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

q)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets are the cumulative foreign currency translation adjustments.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

r)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies”, the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

s)	Recently issued accounting pronouncements

FASB Statement No. 157 (“SFAS No. 157”)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements.  SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  Although management will continue to evaluate the application of SFAS No. 157, management does not currently believe the adoption of SFAS No. 157 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 159 (“SFAS No. 159”)

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities.  SFAS 159 permits companies to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS No. 159 is effective for the Group on January 1, 2008, although earlier adoption is permitted.  Although management will continue to evaluate the application of SFAS No. 159, management does not currently believe the adoption of SFAS No. 159 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 160 (“SFAS No. 160”)

On December 4, 2007 the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 160, management does not currently believe the adoption of SFAS No. 160 will have a material impact on the Group’s results of operations or financial position.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FASB statement No. 141R (“SFAS No. 141(R)”)

On December 4, 2007 the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (SFAS 141(R)). SFAS 141(R) will significantly change the accounting for business combinations. Under SFAS 141(R) an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141(R) will change the accounting treatment for certain specific item, including:

• Acquisition costs will be generally expensed as incurred;
• Non-controlling interests (formerly known as “minority interests”) will be valued at fair value at the acquisition date;
• Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
• In process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
• Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date;
• Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. The statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 141(R), management does not currently believe the adoption of SFAS No. 141R will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 161 (“SFAS No. 161”)

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities” (“SFAS161”), an amendment of FASB Statement No.133. The new standard requires enhanced disclosures to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Although management will continue to evaluate the application of SFAS No. 161, management does not currently believe the adoption of SFAS No. 161 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 162 (“SFAS No. 162”)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This new standard shall be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With General Accepted Accounting Principles”. Although management will continue to evaluate the application of SFAS No. 162, management does not currently believe the adoption of SFAS No. 162 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 163 (“SFAS No. 163”)

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60” (“SFAS 163”). The scope of SFAS163 is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. Although management will continue to evaluate the application of SFAS No. 163, management does not currently believe the adoption of SFAS No. 163 will have a material impact on the Group’s results of operations or financial position.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

t)	Significant risks

Policy risk

Internet Industry

Internet content providers (ICP) are under strict supervision, and are not opened up to foreign merchants temporarily. As the Company’s PRC VIE, 28.com is not owned by foreign enterprise, ICP certificate of 28.com will not be cancelled.

Bank kiosk advertisement

In June 2008 CNET Online Beijing signed cooperative agreements with Shanghai Borongdingsi Computer Technology Co., Ltd. (“Borongdingsi”) to conduct bank kiosk advertisement business. The business is based on a franchise agreement between Borongdingsi and Henan provincial branch of China Construction Bank which allows Borongdingsi or its designated party to conduct in-door advertisement business within the business outlets across Henan province. If proved successful, the business will be expanded across nation-wide branches. The franchise agreement was for a term of eight years starting August 2008. However, a risk lies in that China Banking Regulatory Commission may introduce polices that it is not allowed to broadcast TV advertisement in banking business outlets.

Revenue risk

According to the Group’s understanding of the internet industry, there is periodicity in this industry, especially periodicity for development of the internet. As we can see from with emergence and application of new technology, existing technology and mode may change.

In accordance to the related Advertisement Law of PRC, the Group, as a publisher of advertisement has the obligation to check relevant documents and verify the content of the advertisement.  For commercial franchise business in China, the franchiser needs to file an application with the Ministry of Commence, PRC or its local branches.  When a franchiser needs to issue an advertisement through the Group, the Group shall check the business license, the franchiser’s registration form, the trade mark certificate and other relevant documents to verify the content of the advertisement.  The Internet information services regulations and anti unfair competition regulations have similar requirements on Internet advertisement publishers.  However, even the Group checked all required documents according to the law and made judgments based on its best knowledge, the Group is still not able to fully detect the facts when its customers made dishonest statements about the contents of the advertisement published or going to be published by the Group and there is no mandatory requirement that the Group shall be responsible for the franchiser’s business activities.  Under this circumstance, although the Group has fully fulfilled the obligations required by the law, the Group may still be censured by the public who do not have the full knowledge of the situation for involving in “falsely advertising to deceive or mislead consumers”. This will cause a negative impact on the Group’s reputation and may lead negative impact on the Group’s performance.

Technical and Safety risk

Prevention of stealing for core technology: The Group applied for protection of property rights to protect its technology to the extent possible.

Safety of the internet: The internet is always attacked by hackers. The Group takes many measures to prevent its internet system from being intruded.

Besides prevention in technology, investment in equipment is also necessary. A perfect safety system and backup system can prevent safety risk in operation. Of course the possibility of invasion of virus always exists. The Group pays great attention to prevent it.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Internet electronic business system: self-help terminal for internet business operation is convenient for customers. At the same time, lawbreakers may intrude into bank business systems or steal customer information. The Group takes measures to avoid technical leaks, so to promote safe operation of the system.

Credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivables and other receivable. The Group places its cash and cash equivalents, amounted to approximately US$ 2,548,000 and US$ 296,000 as at December 31, 2008 and 2007 with financial institutions that management believes is of high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Foreign currency risk

A majority of the Group’s sales and expenses transactions and a significant portion of the Group’s assets and liabilities are denominated in Renminbi (“RMB”). RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC). Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

3.	Cash and cash equivalents

At December 31, 2008 and 2007, cash and cash equivalents consists of:

	2008	2007
	US$(’000)	US$(’000)

Cash	131	21
Deposits with short-term maturities	2,548	296
Total	2,679	317

4.	Due from related parties

At December 31, 2008 and 2007, Due from related parties consists of:

	2008	2007
	US$(’000)	US$(’000)

Beijing Saimeiwei Food Equipment Technology Co., Ltd.	49	-
Beijing Zujianwu Technology Co., Ltd.	15	-
Beijing Xiyue Technology Co., Ltd.	7	-
Beijing Fengshangyinli Technology Co., Ltd	15	-
Soyilianmei Advertising Co., Ltd.	23	-
	109	-

These related parties are directly or indirectly owned by the Control Group, The Group provided advertising services to these parties. Due from these parties were outstanding payment for advertising services provided.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Due from Control Group

	December 31,
	2008	2007
	US$(’000)	US$(’000)

Due from Control Group	243	416

Due from Control Group were short-term, non-interest bearing loan borrowed by the Control Group individuals.

6.	Prepayment and deposit to suppliers

At December 31, 2008 and 2007, prepayment and deposit to suppliers consist of:

	2008	2007
	US$(’000)	US$(’000)

Performance deposit to TV advertisement providers	2,268	-
Prepayment to TV advertisement and internet resources providers	1,784	359
Other deposits and prepayments	20	60
	4,072	419

Performance guarantee to TV advertisement providers is paid as a contractual deposit to the TV advertisement service providers.  These amounts will be used to offset the service fee need to be paid to the service providers in the last month of each contract period. Therefore, management believes that there will not be any collectability issue about these balances and no allowance for doubtful accounts is required.

According to the contracts signed between the Group and its suppliers, the Group is normally required to pay the contract amount in advance.  These repayments will be transferred to cost of sales when the related services are provided.

Therefore, management of the Group believes that there will not be any collectability issue about these deposits and prepayments, and no allowance for doubtful accounts is required.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Property and equipment

              At December 31, 2008 and 2007, Property and equipment consist of the following:

	2008	2007
	US$(’000)	US$(’000)

Vehicles	90	75
Office equipment	286	143
Electronic devices	437	-
Total property and equipment	813	218
Less: accumulated depreciation	135	54
Total property and equipment, net	678	164

8.	Other payables

At December 31, 2008 and 2007, other payables consist of the following:

	2008	2007
	US$(’000)	US$(’000)

Due to third parties	1,255	-
Others	78	4
	1,333	4

Due to third parties as of December 31, 2008 represents a working capital loan borrowed by the Group which will be paid off in 2009.

9.	Due to related parties

At December 31, 2008 and 2007, due to related parties consist of the following:

	2008	2007
	US$(’000)	US$(’000)

Beijing Rongde Information Technology Co., Ltd.	292	-
Beijing Saimeiwei Food Equipments Technology Co., Ltd	54	-
Soyilianmei Advertising Co., Ltd.	-	22
	346	22

These related parties are directly or indirectly owned by the Control Group, The Group provided advertising services to these parties.  Due to these parties were advance payments paid by these parties to the Group for advertising services that will be provided in the following year.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Due to Control Group

	December 31,
	2008	2007
	US$(’000)	US$(’000)

Due to Control Group	1,149	561

Due to Control Group were amount paid by Control Group individuals on behalf of the Group which mainly included staff salary, performance bonus and cost of sales.

11.	Taxation

a)	Income tax

i). The Company is incorporated in the BVI.  Under the current law of the BVI, the Company is not subject to tax on income or capital gains.  Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

ii). CNET Online Hong Kong was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax have been made in the financial statements as CNET Online Hong Kong has no assessable profits for the years ended December 31, 2008 and 2007 respectively. Additionally, upon payments of dividends by CNET Online Hong Kong to its shareholders, no Hong Kong withholding tax will be imposed.

iii).  The Company’s PRC subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC was changed from 33% of to 25%, and applies to both domestic and foreign invested enterprises.

●
Rise King Century is a newly established software company qualified by the related PRC governmental authorities and was entitled to a two-year EIT exemption from its first profitable year and a 50% reduction of its applicable EIT rate, which is 25% of its taxable income for the exceeding three years. Rise King Century is exempt from EIT in 2008.

●
28.com was qualified as a High and New Technology Enterprise in Beijing High-Tech Zone and was entitled to a preferential tax rate of 15% and is further entitled to a three year EIT exemption for its first three years of operations and a 50% reduction of its applicable EIT rate for the exceeding three years.  The exemption tax holiday for 28.com was from fiscal year 2005 to 2007.

In March 2007, a new enterprise income tax law (the “New EIT”) in the PRC was enacted which was effective on January 1, 2008. The New EIT applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “high and new technology enterprise” status under the New EIT which would entitle qualified and approved entities to a favorable statutory tax rate of 15%. 28.com has not obtained the approval of its reassessment of the qualification as a “High and New Technology enterprise” as of December 31, 2008.  Therefore, 28.com accounted for its current income tax using a tax rate of 25% for the year ended December 31, 2008.

●	The applicable income tax rate for CNET Online Beijing was 25% and 33% for the years ended December 31, 2008 and 2007 respectively.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

●	The applicable income tax rate for CNET Online Beijing was 25% and 33% for the years ended December 31, 2008 and 2007 respectively.

The following is a reconciliation of tax computed by applying the statutory income tax rate to PRC operations to income tax expenses for the year ended December 31, 2008 and 2007 respectively:

	2008	2007
	US$(’000)	US$(’000)

PRC federal statutory tax rate	25%	33%
Taxable income	3,762	189
Computed expected income tax expense	941	62
Non-deductible expenses	21	550
Effect of tax holidays	-	(207)
	962	405

b)	Business tax and relevant surcharges

Revenue of advertisement services are subject to 5.5% business tax and 3% cultural industry development surcharge of the gross service income, revenue from reselling of TV advertisement time is subject to 5.5% business tax and 3% cultural industry development surcharge of the net service income after deducting amount paid to ending media promulgators. Revenue of internet technical support services is subjected to 5.5% business tax.  Business tax charged was included in cost of sales.

At December 31, 2008 and 2007, taxes payable consists of:

	2008	2007
	US$(’000)	US$(’000)

Business tax payable	556	258
Culture industry development surcharge payable	4	32
Enterprise Income tax payable	1,132	467
Individual Income tax payable	54	11
	1,746	768

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Long-term borrowing from director

	December 31,
	2008	2007
	US$(’000)	US$(’000)

Long-term borrowing from director	128	-

Long-term borrowing from director was non-interest bearing loan borrowed from director of the Group in relating to the long-term investment to the Company’s wholly-owned subsidiary CNET Online Hong Kong.

13.	Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiary and VIEs. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiary and VIEs.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Rising King Century was established as a wholly-owned foreign invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. CNET Online Beijing and 28.com were established as a domestic invested enterprise and therefore is subject to the above mandated restrictions on distributable profit

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiary and VIEs are restricted in their ability to transfer a portion of their net assets to the Company.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary and VIEs as determined pursuant to PRC generally accepted accounting principles, totaling approximately US$ 907,000 as of December 31, 2008.

14.	Sales and cost of sales

For the years ended December 31, 2008 and 2007, sales and cost of sales consists of:

	2008	2007
	US$(’000)	US$(’000)
Sales
- Internet advertising	11,292	7,570
- TV advertising	7,007	-
- Internet advertising resources resell	3,081	-
- Bank kiosk advertisement	128	-
	21,508	7,570
Cost of sales
- Internet advertising	4,671	4,674
- TV advertising	5,939	-
- Internet advertising resources resell	3,154	-
- Bank kiosk advertisement	22	-
	13,786	4,674
Gross margin
- Internet advertising	6,621	2,896
- TV advertising	1,068	-
- Internet advertising resources resell	(73)	-
- Bank kiosk advertisement	106	-
	7,722	2,896

15.	Related party transactions

At December 31, 2008 and 2007, related party transactions consist of:

	2008	2007
	US$(’000)	US$(’000)
Advertising revenue from related parties:
-Beijing Saimeiwei Food Equipment Technology Co., Ltd,	423	65
-Beijing Zujianwu Technology Co., Ltd.	34
-Beijing Fengshangyinli Technology Co., Ltd.	159	-
-Soyilianmei Advertising Co., Ltd.	449	105
-Beijing Telijie Cleaning Technology Co., Ltd.	53	65
-Shiji Huigu Technology Investment Co., Ltd	-	11
-Beijing Telijie Century Environmental Technology Co., Ltd.	53	65
-Beijing Rongde Information Technology Co., Ltd.	276	-
	1,447	311

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.	Employee defined contribution plan

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$ 106,000 and US$ 69,000 for the years ended December 31, 2008 and 2007 respectively.

17.	Commitments

The following table sets forth the Group’s contractual obligations as of December 31, 2008:

	Rental payments	Server hosting and board-band lease payments	Internet resources and TV advertisement purchase payments	Total
	US$(’000)	US$(’000)	US$(’000)	US$(’000)

For the year ended December 31,
-2009	260	133	17,903	18,296
-2010	260	-	1,459	1,719
-2011	260	-	1,459	1,719
Total	780	133	20,821	21,734

18.	Segment reporting

Based on the criteria established by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Group mainly operated in four principal segments: TV advertising, internet advertising, internet advertising resources resell and bank kiosk advertising. The following tables present summarized information by segments.

	Year ended December 31, 2008
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	Others	Inter- segment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	11,292	7,007	128	3,081	-	-	21,508
Cost of sales	4,671	5,939	22	3,154	-	-	13,786
Total operating expenses	2,923	1,006	9	-	10	-	3,948
Including: Depreciation and amortization expense	21	34	22	-	-	-	77
Operating income(loss)	3,698	62	97	(73)	(10)	-	3,774

Expenditure for long-term assests	41	23	431	-	2	-	497
Net income (loss)	2,068	669	73	-	(10)	-	2,800
Total assets	6,794	5,037	414	-	128	(3,560)	8,813

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31, 2007
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	Others	Inter- segment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	7,570	-	-	-	-	-	7,570
Cost of sales	4,674	-	-	-	-	-	4,674
Total operating expenses	2,648	-	-	-	-	-	2,648
Including: Depreciation and amortization expense	25	-	-	-	-	-	25
Operating income	248	-	-	-	-	-	248

Expenditure for long-term assests	103	-	-	-	-	-	103
Net loss	(216)	-	-	-	-	-	(216)
Total assets	2,242	-	-	-	-	-	2,242

19.	Subsequent event

(a)
The Group signed new contracts with the internet resources providers and TV advertisement providers in 2009, which engaged the Group contractual obligations of US$5,880,000 and US$243,000 in year 2009 and 2010 respectively.

(b)
In April 19 2009, some franchisors were reported by China Central Television (“CCTV”) to engage in fraudulent franchise business and the report also mentioned that the Company’s PRC VIE, 28.com was suspected of being an accomplice in such frauds by posting franchisors' advertisement on its internet advertisement platform.

As for this matter, per the PRC Advertising Law, the Group as the publisher of advertisement has the obligation to check relevant documents and verify the content of the advertisement. For commercial franchise business in China, the franchiser needs to file an application with the Ministry of Commerce PRC or its local branches through the system http://txjy.syggs.mofcom.gov.cn/. When a franchiser issues an advertisement through the Group, the Group shall check the business license, the franchiser’s registration form, the trade mark certificate and other relevant documents to verify the content of the advertisement. The internet information services regulations and anti unfair competition regulations have similar requirements for internet advertisement publishers. Based on the laws and regulations above, there is no mandatory requirement that the company shall be responsible for the franchiser’s business activities. But it is still possible that 28.com is required to assume civil and administrative responsibilities per Articles 37 and 38 of the PRC Advertising Law, subject to further investigation of competent authorities.

Under Article 37 of PRC Advertising Law in the case of fraudulent advertisement should advertisement publisher have been convicted guilty, the publisher’s proceeds would be confiscated and it would be subject to an additional fine within one to five times of the proceeds. Should there be a serious violation, the competent authorities shall order the advertisement publisher to shut down business; once the violation constitutes a crime, the publisher may even assume certain criminal responsibilities.

Under Article 38 of PRC Advertising Law in the case of fraudulent advertisement that is misleading to the extent that the consumers' interests are infringed, the advertiser shall assume certain civil responsibilities. The advertisement publisher who has designed, made or published the advertisement, and is aware of, or is presumed to be aware of, the frauds in the advertisement, shall assume joint civil responsibilities with the advertiser. If the advertisement publisher could not provide the genuine name and address of the advertiser, it shall assume all of the civil responsibilities.

The Group and its majority owned subsidiaries are not aware of any significant potential liabilities regarding this matter.

Thus far 28.com has not concluded whether any laws were violated, which is subject to further investigation of competent authorities.

CHINA NET ONLINE MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31,	December 31
	2009	2008
	(US $)	(US $)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	2,685	2,679
Accounts receivable	1,349	978
Other receivables	1,523	-
Prepayment and deposit to suppliers	4,452	4,072
Due from related parties	63	109
Due from Control Group	536	243
Inventories	2	1
Other current assets	33	46
Total current assets	10,643	8,128

Property and equipment, net	656	678
Intangible asset, net	-	-
Other long-term assets	22	7
	11,321	8,813

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	123	37
Advances from customers	1,106	608
Other payables	1,349	1,333
Accrued Payroll and other accruals	143	66
Due to related parties	333	346
Due to Control Group	1,187	1,149
Due to director	-	10
Taxes payable	2,280	1,746
Total current liabilities	6,521	5,295

Long-term borrowing from director	128	128

Stockholders’ equity:
Common stock ($1 par value; Authorized-50,000 shares; Issued and outstanding-10,000 shares)	10	10
Additional paid-in capital	603	603
Appropriated retained earnings	304	304
Unappropriated retained earnings	3,649	2,370
Accumulated other comprehensive income	106	103
Total stockholders’ equity	4,672	3,390

	11,321	8,813

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except for number of shares and per share data)

	For the three months ended March 31,
	2009	2008
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Sales	9,797	1,516
Cost of sales	6,277	1,378
Gross margin	3,520	138

Operating expenses
Selling expenses	1,462	197
General and administrative expenses	349	137
Research and development expenses	50	31
	1,861	365
Income (loss) from operations	1,659	(227)

Other income (expenses):
Interest income	2	1
Other income	4	-
Other expenses	-	-
	6	1
Income (loss) before income tax expense	1,665	(226)
Income tax expense	386	33

Net income/(loss)	1,279	(259)

Other comprehensive income (loss)
Foreign currency translation gain	3	12
Comprehensive income (loss)	1,282	(247)
Earnings (loss) per share
Earnings (loss) per common stock
Basic and diluted	128	(26)

Weighted average number of common shares outstanding:
Basic and diluted shares	10,000	10,000

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	For the three months ended March 31,
	2009	2008
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income (loss)	1,279	(259)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and Amortization	42	11
Changes in operating assets and liabilities
Accounts receivable	(369)	(25)
Other receivables	(63)	(80)
Prepayment and deposit to suppliers	(374)	77
Due from related parties	45	-
Due from/(to) Control Group	(256)	(120)
Other current assets	11	(76)
Accounts payable	86	143
Advances from customers	496	146
Accrued payroll and other accruals	77	(3)
Due to related parties	(13)	(7)
Taxes payable	532	47
Net cash provided by (used in) operating activities	1,493	(146)

Cash flows from investing activities
Purchases of vehicles and office equipment	(19)	(22)
Purchases of Intangible and other long-term assets	(15)	-
Net cash used in investing activities	(34)	(22)

Cash flows from financing activities
Increase of long-term borrowing from director	-	122
Increase of short-term loan to third party	(1,461)	-
Increase/(decrease) in due to director	(10)	251
Increase/(decrease) in other payables	14	(91)
Net cash provided by (used in) financing activities	(1,457)	282

Effect of exchange rate fluctuation on cash and cash equivalents	4	15

Net increase in cash and cash equivalents	6	129
Cash and cash equivalents at beginning of year	2,679	317
Cash and cash equivalents at end of year	2,685	446

Supplemental disclosure of cash flow information

Interest paid	-	-
Income taxes paid	4	1

See notes to the consolidated financial statements

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

The accompanying unaudited interim consolidated financial statements include the accounts of China Net Online Media Group Limited (the “Company”), and its subsidiaries and Variable Interest Entities (“VIEs”), CNET Online Technology Co., Ltd. (“CNET Online Hong Kong”), Rise King Century Technology Development (Beijing) Co., Ltd. (“Rise King Century”), Beijing CNET Online Advertising Co., Ltd. (“CNET Online Beijing”), Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“28.com”).  The Company and its subsidiaries and VIEs are collectively referred to as the “Group”.  These unaudited interim consolidated financial statements of the Group have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information using accounting policies that are consistent with those used in the preparation of the Group’s audited consolidated financial statements for the year ended December 31, 2008. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Group for each of the periods presented. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of results to be expected for the full year of 2009 due in part to the nature of the Group’s business. The consolidated balance sheet as of December 31, 2008 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements and related notes for the year ended December 31, 2008.

Details of the Company’s subsidiaries and VIEs are as follows:

China Net Online Media Group Limited (the “Company”) was established in the British Virgin Islands (“BVI”) on August 13, 2007. The Company itself has no significant business operations and assets other than holds equity interests in its subsidiaries and VIEs through a series of reorganization activities described below (the “Reorganization”).

CNET Online Technology Co., Ltd. (“CNET Online Hong Kong) was established as an Investment Holding Company by the Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on September 4, 2007.

Rise King Century Technology Development (Beijing) Co., Ltd. (“Rise King Century”) was established as a wholly foreign owned enterprise on January 17, 2008 in Beijing, the PRC by CNET Online Hong Kong.  The registered capital of Rise King Century is HK$ 1,000,000 (equal to USD127,674). Rise King Century is principally engaged in developing and selling of computer software and providing related technical supports and business consulting services to its VIEs.

Beijing CNET Online Advertising Co., Ltd. (“CNET Online Beijing”) was established as a limited liability company on January 27, 2003 in Beijing, the PRC. The registered capital of CNET Online is RMB1,000.000 (equal to USD 120,675). CNET Online is principally engaged in reselling of TV advertising time purchased from TV stations to small & medium franchisors in the franchise industry.

CNET Online Beijing signed a cooperation agreement in June 2008 and followed up with a supplementary agreement in December 2008 with Shanghai Borongdingsi Computer Technology Co., Ltd. (“Borongdingsi”) to conducting bank kiosk advertisement business. The business is based on a franchise agreement between Borongdingsi and Henan provincial branch of China Construction Bank which allows Borongdingsi or its designated party to conduct in-door advertisement business within the business outlets across its business outlets throughout Henan province. The franchise agreement was termed eight years starting August 2008.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

However, Borongdingsi was not able to conduct the advertisement as a stand-alone business due to the lack of advertisement business license and supporting financial resources. Pursuant to the agreements signed between CNET Online Beijing and Borongdingsi, CNET Online Beijing committed to purchasing equipment, providing working capital, technical and other related supports to this business.  CNET Online Beijing owns the equipment and is entitled to signing contracts in its name, collecting the advertisement revenue generated from this business exclusively until the recovery of the purchase cost of the equipment. The succeeding net profit generated from the business, if any, will be distributed to CNET Online Beijing and three individual shareholders of Borongdingsi at a proportion of 51% and 49% respectively.

Business Opportunity Online (Beijing) Network Technology Co., Ltd (“28.com”) was established as a limited liability company on December 8, 2004 in Beijing, the PRC. The original registered capital of 28.com is RMB 1,000,000 (equal to USD 120,678) and was increased to RMB 3,000,000 (equal to USD394,123) in July, 2007. 28.com is principally engaged in providing internet advertising services and related technical support services on its portal website www.28.com and reselling of internet advertisement resources purchased from other portal websites in bulk to small & medium franchisors in the franchise industry.

CNET Online Beijing and 28.com were commonly controlled by the same three shareholders, with ownership of 46% by Mr. Handong CHENG, 36% by Mr. Xuanfu LIU and 18% by Ms. Li SUN respectively (collectively “the Control Group”) prior to a reorganization (“the Reorganization”) in October, 2008.

In order to comply with PRC laws and regulations which prohibit foreign control of companies in certain industries and in contemplation of a share exchange with a public shell company in the United States by the Company, effective control over CNET Online Beijing and 28.com was transferred to Rise King Century through a series of contractual arrangements without transferring legal ownership in CNET Online Beijing and 28.com. As a result of these contractual arrangements, Rise King Century maintained the ability to approve decision made by CNET Online Beijing and 28.com and was entitled to substantially all of the economic benefits of CNET Online Beijing and 28.com.  Therefore, the Company consolidates CNET Online Beijing and 28.com in accordance with Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and its related interpretations (including but not limited to Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority—Owned Subsidiaries”, and FASB Interpretation No. 46R., “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”)) and Regulation S-X 3A-02.  Immediately before and after the Reorganization, the Control Group controlled CNET Online Beijing and 28.com, therefore the Reorganization is accounted for as a transaction between entities under common control in a manner similar to pooling of interests. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the period presented.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b)	Principles of Consolidation

The consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

c)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

d)	Advertising cost

Advertising costs are expensed when incurred and are included in “selling expenses” in the statement of operations. For the three months ended March 31, 2009 and 2008, advertising expenses were approximately US$ 1,139,000 and US$120,000 respectively.

e)	Research and development expenses

Research and development expenses, related to both present and future service offerings are charged to operations as incurred.  Expenses for research and development for the three months ended March 31, 2009 and 2008 were approximately US$ 50,000 and US$ 31,000 respectively.

f)	Income taxes

The Group follows the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. The Group had no deferred tax assets and liabilities recognized for the three months period ended March 31, 2009 and 2008.

g)	Uncertain tax positions

The Group adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the year ended December 31, 2008 and 2007, the Group did not have any interest and penalties associated with tax positions and the Group did not have any significant unrecognized uncertain tax positions.

h)	Recently issued accounting pronouncements

FASB Statement No. 157 (“SFAS No. 157”)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements.  SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  Although management will continue to evaluate the application of SFAS No. 157, management does not currently believe the adoption of SFAS No. 157 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 159 (“SFAS No. 159”)

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities.  SFAS 159 permits companies to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS No. 159 is effective for the Group on January 1, 2008, although earlier adoption is permitted.  Although management will continue to evaluate the application of SFAS No. 159, management does not currently believe the adoption of SFAS No. 159 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 160 (“SFAS No. 160”)

On December 4, 2007 the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 160, management does not currently believe the adoption of SFAS No. 160 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 141R (“SFAS No. 141(R)”)

On December 4, 2007 the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (SFAS 141(R)). SFAS 141(R) will significantly change the accounting for business combinations. Under SFAS 141(R) an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141(R) will change the accounting treatment for certain specific item, including:
• Acquisition costs will be generally expensed as incurred;
• Non-controlling interests (formerly known as “minority interests”) will be valued at fair value at the acquisition date;
• Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
• In process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
• Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date;
• Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SFAS 141(R) also includes a substantial number of new disclosure requirements. The statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Although management will continue to evaluate the application of SFAS No. 141(R), management does not currently believe the adoption of SFAS No. 141R will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 161 (“SFAS No. 161”)

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities” (“SFAS161”), an amendment of FASB Statement No.133. The new standard requires enhanced disclosures to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Although management will continue to evaluate the application of SFAS No. 161, management does not currently believe the adoption of SFAS No. 161 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 162 (“SFAS No. 162”)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This new standard shall be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With General Accepted Accounting Principles”. Although management will continue to evaluate the application of SFAS No. 162, management does not currently believe the adoption of SFAS No. 162 will have a material impact on the Group’s results of operations or financial position.

FASB statement No. 163 (“SFAS No. 163”)

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60” (“SFAS 163”). The scope of SFAS163 is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. Although management will continue to evaluate the application of SFAS No. 163, management does not currently believe the adoption of SFAS No. 163 will have a material impact on the Group’s results of operations or financial position.

3.	Cash and cash equivalents

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Cash	806	131
Deposits with short-term maturities	1,879	2,548
Total	2,685	2,679

4.	Due from related parties

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Beijing Saimeiwei Food Equipment Technology Co., Ltd.	16	49
Beijing Zujianwu Technology Co., Ltd.	-	15
Beijing Xiyue Technology Co., Ltd.	-	7
Beijing Fengshangyinli Technology Co., Ltd	10	15
Soyilianmei Advertising Co., Ltd.	37	23
	63	109

These related parties are directly or indirectly owned by the Control Group, The Group provided advertising services to these parties. Due from these parties were outstanding payment for advertising services provided.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Due from Control Group

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Due from Control Group	536	243

Due from Control Group were short-term, non-interest bearing loan borrowed by the Control Group individuals.

6.	Other receivables

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Short-term loan to third party	1,461	-
Staff Advances	62	-
	1,523	-

Short-term loan to third party is non-interest bearing loan and was repaid in May 2009.

7.	Prepayment and deposit to suppliers

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Performance guarantee to TV advertisement providers	1,866	2,268
Prepayment to TV advertisement and internet resources providers	2,584	1,784
Other deposits and prepayments	2	20
	4,452	4,072

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Performance guarantee to TV advertisement providers is paid as a contractual deposit to the TV advertisement service providers.  These amounts will be used to offset the service fee need to be paid to the service providers in the last month of each contract period. Therefore, management believes that there will not be any collectability issue about these balances and no allowance for doubtful accounts is required.

According to the contracts signed between the Group and its suppliers, the Group is normally required to pay the contract amount in advance.  These repayments will be transferred to cost of sales when the related services are provided.

Therefore, management of the Group believes that there will not be any collectability issue about these deposits and prepayments, and no allowance for doubtful accounts is required.

8.	Property and equipment

        Property and equipment consist of the following:

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Vehicles	90	90
Office equipment	305	286
Electronic devices	438	437
Total property and equipment	833	813
Less: accumulated depreciation	177	135
Total property and equipment, net	656	678

9.	Other payables

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Due to third parties	1,256	1,255
Others	93	78
	1,349	1,333

Due to third parties as of March 31, 2009 and December 31, 2008 represents a working capital loan borrowed by the Group which will be paid off in 2009.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Due to related parties

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Beijing Rongde Information Technology Co., Ltd.	292	292
Beijing Saimeiwei Food Equipments Technology Co., Ltd	26	54
Beijing Fengshangyinli Technology Co., Ltd	10	-
Beijing Telijie Cleaning Technology Co., Ltd.	5	-
Soyilianmei Advertising Co., Ltd.	-	-
	333	346

These related parties are directly or indirectly owned by the Control Group, The Group provided advertising services to these parties.  Due to these parties were advance payments paid by these parties to the Group for advertising services that will be provided in the following year.

11.	Due to Control Group

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Due to Control Group	1,187	1,149

Due to Control Group were amount paid by Control Group individuals on behalf of the Group which mainly included staff salary, performance bonus and cost of sales.

12.	Taxation

i)	Income tax

i). The Company is incorporated in the BVI.  Under the current law of the BVI, the Company is not subject to tax on income or capital gains.  Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

ii). CNET Online Hong Kong was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax have been made in the financial statements as CNET Online Hong Kong has no assessable profits for the years ended December 31, 2008 and 2007 respectively. Additionally, upon payments of dividends by CNET Online Hong Kong to its shareholders, no Hong Kong withholding tax will be imposed.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

iii).  The Company’s PRC subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC was changed from 33% of to 25%, and applies to both domestic and foreign invested enterprises.

●
Rise King Century is a newly established software company qualified by the related PRC governmental authorities and was entitled to a two-year EIT exemption from its first profitable year and a 50% reduction of its applicable EIT rate, which is 25% of its taxable income for the exceeding three years. Rise King Century is exempt from EIT in 2008 and 2009.

●
28.com was qualified as a High and New Technology Enterprise in Beijing High-Tech Zone and was entitled to a preferential tax rate of 15% and is further entitled to a three year EIT exemption for its first three years of operations and a 50% reduction of its applicable EIT rate for the exceeding three years.  The exemption tax holiday for 28.com was from fiscal year 2005 to 2007.

In March 2007, a new enterprise income tax law (the “New EIT”) in the PRC was enacted which was effective on January 1, 2008. The New EIT applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. On April 14, 2008, relevant governmental regulatory authorities released qualification criteria, application procedures and assessment processes for “high and new technology enterprise” status under the New EIT which would entitle qualified and approved entities to a favorable statutory tax rate of 15%. 28.com has not obtained the approval of its reassessment of the qualification as a “High and New Technology enterprise” as of December 31, 2008 and March 31, 2009.  Therefore, 28.com accounted for its current income tax using a tax rate of 25% for the year ended December 31, 2008 and the three months ended March 31, 2009.  If 28.com is able to be re-qualified as a “High and New Technology enterprise” in 2009, it will be entitled to the preferential tax rate of 15%.  28.com will file the application for tax refund to the tax authorities after it obtained the approval for its High and New Technology enterprise qualification.

●	The applicable income tax rate for CNET Online Beijing was 25% for the three months ended March 31, 2009 and 2008.

j)	Business tax and relevant surcharges

Revenue of advertisement services are subject to 5.5% business tax and 3% cultural industry development surcharge of the gross service income, revenue from reselling of TV advertisement time is subject to 5.5% business tax and 3% cultural industry development surcharge of the net service income after deducting amount paid to ending media promulgators. Revenue of internet technical support services is subjected to 5.5% business tax.  Business tax charged was included in cost of sales.

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Business tax payable	612	556
Culture industry development surcharge payable	96	4
Enterprise Income tax payable	1,518	1,132
Individual Income tax payable	54	54
	2,280	1,746

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Long-term borrowing from director

	March 31,	December 31,
	2009	2008
	US$(’000)	US$(’000)

Long-term borrowing from director	128	128

Long-term borrowing from director was non-interest bearing loan borrowed from director of the Group in relating to the long-term investment to the Company’s wholly-owned subsidiary CNET Online Hong Kong.

14.	Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiary and VIEs. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiary and VIEs.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Rising King Century was established as a wholly-owned foreign invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. CNET Online Beijing and 28.com were established as a domestic invested enterprise and therefore is subject to the above mandated restrictions on distributable profit

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiary and VIEs are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary and VIEs as determined pursuant to PRC generally accepted accounting principles, totaling approximately US$ 907,000 as of March 31, 2009.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Related party transactions

For the three months ended March 31, 2009 and 2008, related party transactions consist of:

	2009	2008
	US$(’000)	US$(’000)

Advertising revenue from related parties:
-Beijing Saimeiwei Food Equipment Technology Co., Ltd,	283	-
-Beijing Zujianwu Technology Co., Ltd.	-	-
-Beijing Fengshangyinli Technology Co., Ltd.	31	-
-Soyilianmei Advertising Co., Ltd.	165	-
-Beijing Telijie Cleaning Technology Co., Ltd.	15	-
-Shiji Huigu Technology Investment Co., Ltd	-	-
-Beijing Telijie Century Environmental Technology Co., Ltd.	-	-
-Beijing Rongde Information Technology Co., Ltd.	-	-
	494	-

16.	Employee defined contribution plan

Full time Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$ 28,000 and US$ 23,000 for the three months ended March 31, 2009 and 2008 respectively.

17.	Commitments

The following table sets forth the Group’s contractual obligations as of March 31, 2009:

	Rental payments	Server hosting and board-band lease payments	Internet resources and TV advertisement purchase payments	Total
	US$(’000)	US$(’000)	US$(’000)	US$(’000)

Nine months ended December 31,
-2009	196	79	17,235	17,510
Year ended December 31,
-2010	260	-	1,702	1,962
-2011	260	-	1,459	1,719
Total	716	79	20,396	21,191

2.	Segment reporting

Based on the criteria established by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Group mainly operated in four principal segments: TV advertising, internet advertising, internet advertising resources resell and bank kiosk advertising. The following tables present summarized information by segments.

CHINA NET ONLINE MEDIA GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Three months ended March 31, 2009
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	Others	Inter- segment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	3,684	5,742	-	371	-	-	9,797
Cost of sales	858	5,040	-	364	15	-	6,277
Total operating expenses	1,566	175	21	-	99	-	1,861
Including: Depreciation and amortization expense	9	12	21	-	-	-	42
Operating income(loss)	1,260	527	(21)	7	(114)	-	1,659

Expenditure for long-term assests	8	16	-	-	10	-	34
Net income (loss)	855	552	(21)	7	(114)	-	1,279
Total assets	8,067	6,383	395	-	341	(3,865)	11,321

	Three months ended March 31, 2008
	Internet Ad.	TV Ad.	Bank kiosk	Internet Ad. resources resell	Others	Inter- segment and reconciling item	Total
	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)	US$ (‘000)

Revenue	1,516	-	-	-	-	-	1,516
Cost of sales	1.378	-	-	-	-	-	1.378
Total operating expenses	365	-	-	-	-	-	365
Including: Depreciation and amortization expense	11	-	-	-	-	-	11
Operating income(loss)	(227)	-	-	-	-	-	(227)

Expenditure for long-term assests	22	-	-	-	-	-	22
Net income (loss)	(259)	-	-	-	-	-	(259)
Total assets	2,312	-	-	-	-	-	2,312

Pro Forma Combined Financial Statements

The following pro forma balance sheet has been derived from the balance sheet of Emazing Interactive, Inc. at March 31, 2009, and adjusts such information to give the effect of the acquisition of China Net Online Media Group Limited, a British Virgin Island corporation, as if the acquisition had occurred at March 31, 2009.  The following pro forma EPS statement has been derived from the income statement of China Net Online Media Group Limited and adjusts such information to give the effect that the acquisition by Emazing Interactive, Inc. at December 31, 2008 and March 31, 2009, respectively. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at March 31, 2009 or December 31, 2008.

PRO FORMA COMBINED BALANCE SHEET
(In thousands, except for number of shares and per share data)
(Unaudited)

	China Net Online Media Group Limited	Emazing Interactive, Inc.	Adjustments		Proforma
	March 31,	March 31,
	2009	2009
	(US $)	(US $)
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	2,685	1	(1)	A	2,385
			(300)	C
Accounts receivable	1,349				1,349
Other receivables	1,523				1,523
Prepayment and deposit to suppliers	4,452				4,452
Due from related parties	63				63
Due from control group	536				536
Inventories	2				2
Other current assets	33		-		33

Total current assets	10,643	1	(301)		10,343

Property and equipment, net	656	5	(5)	A	656
Intangible, net	-	5	(5)	A	-
Other long-term assets, net	22	-	-		22

Total assets	11,321	11	(311)		11,021

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	123	52	(52)	A	123
Accounts payable - related party		4	(4)	A	-
Advances from customers	1,106		-		1,106
Other payables	1,349	-	-		1,349
Accrued payroll and other accruals	143	4	(4)	A	143
Due to related parties	333	-	-		333
Due to control group	1,187				1,187
Due to director	-	-	-		-
Line of credit		40	(40)	C	-
Taxes payable	2,280		-		2,280

Total Current Liabilities	6,521	100	(100)	A	6,521

Long-term borrowing from director	128				128

Total Liabilities	6,649	100	(100)	A	6,649

Stockholders' equity
Common stock ($0.001 par value; authorized - 50,000,000 shares; issued and outstanding - 15,774,300 shares)	10	6	14	B	16
			(10)	B
			(4)	C
Additional paid in capital	603	263	(309)	A	297
			(14)	B
			10	D
			(256)	C
Appropriated retained earnings	304	(358)	358		304
Unappropriated retained earnings	3,649	-		B	3,649
Accumulated other comprehensive income	106	-			106

Total stockholders' equity	4,672	(89)	(211)		4,356

Total liabilities and stockholders' equity	11,321	11	(311)		11,021

See notes to financial statements

PRO FORMA EPS (UNAUDITED)
(In thousands, except for number of shares and per share data)

	China Net Online Media Group Limited	China Net Online Media Group Limited

	Year Ended December 31, 2008 (unaudited)	Three Months Ended March, 2009 (unaudited)

Net income/(loss)	$2,800	$1,279

Other comprehensive income (loss)
Foreign currency translation gain	71	3

Comprehensive income (loss)	$2,871	$1,282

Net income (loss) per Share
Basic and diluted	$0.20	$0.09

Weighted average shares outstanding
Basic and diluted	13,790,800	13,790,800

See notes to financial statements

Unaudited Notes to Pro Forma Combined Financial Statements

On June 26, 2009, Emazing Interactive, Inc., (the "Company") entered into a Share Exchange Agreement (the “Exchange Agreement”), with (i) China Net Online Media Group Limited, a company organized under the laws of British Virgin Islands (“China Net”), (ii) China Net’s shareholders, Allglad Limited, a British Virgin Islands company (“Allglad”), Growgain Limited, a British Virgin Islands company ("Growgain"), Rise King Investments Limited, a British Virgin Islands company (“Rise King BVI”), Star (China) Holdings Limited, a British Virgin Islands company (“Star”), Surplus Elegant Investment Limited, a British Virgin Islands company (“Surplus”), Clear Jolly Holdings Limited, a British Virgin Islands company (“Clear” and together with Allglad, Growgain, Rise King BVI, Star and Surplus, the “China Net Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of China Net (iii) G. Edward Hancock, the principal stockholder of the Company (the “Emazing Principal Shareholder”). Pursuant to the terms of the Exchange Agreement, the China Net Shareholders transferred to us all of the China Net shares in exchange for the issuance of 13,790,800 shares of our common stock.  As a result of the Share Exchange, we are now a holding company, which through certain contractual arrangements with operating companies in the PRC, engage in providing advertising, marketing and communication services to small and medium companies in China.

Immediately prior to the Share Exchange, 4,400,000 shares of our outstanding common stock were cancelled and retired.  China Net also deposited $300,000 into an escrow account, which amount was paid to the Emazing Principal Shareholder, who owned the 4,400,000 shares, as a result of the Share Exchange having been consummated.

As a result of the transactions described above, we became the record and beneficial owner of 100% of the share capital of China Net and therefore own 100% of the share capital of its subsidiaries and  Variable Interest Entities indirectly.

As a result of the Share Exchange, the cancellation of 4,400,000 shares and the issuance of 600,000 shares, we will have 15,774,300 shares of common stock issued and outstanding.  Pursuant to the terms of the Agreement, China Net’s officers and directors were appointed as our officers and directors, and G. Edward Hancock resigned as our President, CEO and sole director.  However, the change in our board of directors will not be effective until 10 days after the mailing of a Schedule 14F Information Statement to our shareholders, which we expect to do promptly after the closing of the Share Exchange.

The transaction was regarded as a reverse merger whereby China Net was considered to be the accounting acquirer as it retained control of Emazing after the Share Exchange.

All amounts of Emazing were reversed as the net assets assumed by China Net in the reverse merger were $0 after the Company satisfied the remaining portion of a $40,000 line of credit with part of the $300,000 escrow deposit (described above).

China Net Online Media Limited was incorporated in the British Virgin Islands on August 13, 2007 (“China Net”).  In April 11, 2008, China Net became the parent holding company of a group of companies comprised of CNET Online Technology Limited, a Hong Kong company (“China Net HK”), which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the People's Republic of China (“Rise King WFOE”).  We refer to the transactions that resulted in China Net becoming an indirect parent company of Rise King WFOE as the “Offshore Restructuring.” We operate our business in China primarily through Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online ”), and Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”).  Business Opportunity Online, Beijing CNET Online and Shanghai Borongdingsi, were incorporated on December 8, 2004, January 27, 2003 and August 3, 2005, respectively.  From time to time, we refer to them collectively as the “PRC Operating Entities.”

The consolidated financial statements reflect all predecessor statements of income and cash flow activities and include the accounts of China Net Online Media Group Limed, and its subsidiaries and Variable Interest Entities (VIEs). China Net (and its historical financial statements) is the continuing entity for financial reporting purposes.

The preceding unaudited pro forma combined balance sheet represents the combined financial position of China Net as of March 31, 2009, as if the reverse merger acquisition occurred on March 31, 2009.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the reverse acquisition of China Net had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the resulted of future operations.

Assumptions and Adjustments:

A)	Per the terms of the Share Exchange, Emazing was delivered with zero assets and zero liabilities at time of closing;

B)	At closing and pursuant to the Exchange Agreement, we acquired all of the issued and outstanding capital stock of China Net in exchange for the issuance of 13,790,800 common stock shares;

C)	In exchange for $300,000, the Company agreed to cancel 4,400,000 shares of common stock and retire a $40,000 line of credit; and,

D)	At closing, common stock of China Net will be reclassified to additional paid-in-capital to reflect the additional shares of common stock issued as part of the Share Exchange.